Exhibit 10.1

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (TERM LOAN)

dated as of March 3, 2021

by and among

RADIUS HEALTH, INC.

RADIUS PHARMACEUTICALS, INC.

RADIUS HEALTH VENTURES, INC.

and any additional borrower that hereafter becomes party hereto, each as Borrower, and collectively as Borrowers,

and

MIDCAP FINANCIAL TRUST,

as Agent and as a Lender,

and

THE ADDITIONAL LENDERS

FROM TIME TO TIME PARTY HERETO

i

AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (term Loan)

This AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT (TERM LOAN) (as the same may be amended, supplemented, restated, amended and restated, or otherwise modified from time to time, the “Agreement”) is dated as of March 3, 2021 by and among RADIUS HEALTH, INC., a Delaware corporation (“Radius Health”), RADIUS PHARMACEUTICALS, INC., a Delaware corporation (“Radius Pharma”), RADIUS HEALTH VENTURES, INC., a Delaware corporation (“Radius Ventures”), and any additional borrower that may hereafter be added to this Agreement (each individually as a “Borrower”, and collectively with Radius Health, Radius Pharma, Radius Ventures, and any entities that become party hereto as Borrower and each of their successors and permitted assigns, the “Borrowers”), MIDCAP FINANCIAL TRUST, a Delaware statutory trust, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

WHEREAS, Borrowers, Agent and certain Lenders are parties to that certain Credit and Security Agreement (Term Loan), dated as of January 10, 2020 (the “Original Closing Date”) (as amended by that certain Amendment No. 1 to Credit and Security Agreement (Term Loan), dated as of March 27, 2020, that certain Amendment No. 2 to Credit and Security Agreement (Term Loan), dated as of July 1, 2020 and as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which certain Lenders made certain term loans available to Borrowers, $25,000,000 of which is outstanding immediately prior to the Closing Date (the “Existing Term Loans”);

WHEREAS, in connection with the continued working capital and other needs of Borrowers, Borrowers have requested, among other things, that Agent and Lenders (a) provide for additional term loans, subject to the terms and conditions set forth herein, and (b) amend certain other economic terms, covenants and other provisions of the Existing Credit Agreement; and

WHEREAS, Agent and Lenders have agreed to the requests of Borrowers and the other Credit Parties on the terms and conditions set forth herein and in the other Financing Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:

Article 1 - DEFINITIONS

Section 1.1Certain Defined Terms.  The following terms have the following meanings:

“2024 Convertible Notes” means those certain 3.00% unsecured convertible senior notes due on September 1, 2024, issued by Radius Health and governed by the terms of an indenture, dated as of August 14, 2017, between Radius Health and Wilmington Trust, National Association, as trustee, as supplemented by the First Supplemental Indenture, dated August 14, 2017 between Radius Health and Wilmington Trust, National Association, as trustee (as supplemented or further supplemented or amended from time to time in accordance with the terms of this Agreement, the “2024 Notes Indenture”).

“2024 Convertible Note Documents” means the 2024 Convertible Notes, the 2024 Notes Indenture and each other material document or agreement from time to entered into in connection with the foregoing.

“Abaloparatide Product” means the following Products:  (i) the human pharmaceutical prescription product containing abaloparatide as its sole active pharmaceutical ingredient that is administered through subcutaneous injection via a pen delivery device customized for injection via a pen needle and marketed as ‘TYMLOS® (abaloparatide) injection’ in the United States; and (ii) the human pharmaceutical prescription product containing abaloparatide as its sole active pharmaceutical ingredient that is administered transdermally via a microstructured solid transdermal system patch, each of (i) and (ii) as designed, used, or indicated for the treatment of osteoporosis.

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Term Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, and (d) all proceeds of any of the foregoing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger or consolidation with such other Person, or otherwise causing any Person to become a Subsidiary of a Credit Party, (c) any merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any Product, Product line or Intellectual Property of or from any other Person.

“Additional Titled Agents” has the meaning set forth in Section 11.15.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles).  As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise or, in the case of any Lender, the power to vote ten percent (10%) or more of any class of voting securities of such Person.

“Affiliated Credit Agreement” that certain Amended and Restated Credit and Security Agreement (Revolving Loan), dated as of the date hereof (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Affiliated Financing Agent, the lenders party thereto and Borrowers pursuant to which such Affiliated Financing Agent and lenders have extended a revolving credit facility to Borrowers.

“Affiliated Financing Agent” means the “Agent” under and as defined in the Affiliated Credit Agreement.

“Affiliated Financing Documents” means the “Financing Documents” as defined in the Affiliated Credit Agreement.

“Affiliated Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of the date hereof between Agent and the Affiliated Financing Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Affiliated Obligations” means all “Obligations”, as such term is defined in the Affiliated Financing Documents.

“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the permitted successors and assigns of MCF in such capacity.

“Anti-Terrorism Laws” means any Laws of the United States, the United Kingdom, the European Union, the United Nations Security Council or any other jurisdiction in which a Credit Party or Subsidiary is organized or maintains operations, in each case, relating to sanctions, terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Applicable Margin” means five and three-quarters percent (5.75%).

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other consensual disposition (including by merger, allocation of assets (including allocation of assets to any series of a limited liability company), division, consolidation or amalgamation) by any Credit Party or any Subsidiary thereof of any asset of such Credit Party or such Subsidiary.

“Assignment Agreement” means an assignment agreement in substantially the form attached hereto as Exhibit G or such other form that is acceptable to Agent and, as applicable, Borrower Representative.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Base LIBOR Rate” means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period, for a term comparable to such Interest Period, which determination shall be conclusive in the absence of manifest error; provided, however, if (a) the administrator responsible for determining and publishing such rate per annum, determined by Agent in accordance with its customary procedures, has made a public announcement identifying a date certain on or after which such rate shall no longer be provided or published, as the case may be; or (b) timely, adequate and reasonable means do not exist for ascertaining such rate and the circumstances giving rise to the Agent’s inability to ascertain the LIBOR Rate are unlikely to be temporary as determined in Agent’s reasonable discretion, then Agent and the Borrower Representative shall establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for similar loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided, that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  Notwithstanding anything to the contrary, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five (5) Business Days of the date such amendment is provided to the Lenders, written notice from the Required Lenders stating that such Required Lenders object to such amendment.

“Base Rate” means a per annum rate of interest equal to the greater of (a) two percent (2.00%) and (b)  the rate of interest announced, from time to time, within Wells Fargo Bank, National Association (“Wells Fargo”) at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Blocked Person” means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) majority-owned or otherwise controlled by any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) ordinarily resident in, headquartered in, organized under the laws of, or a government agency of, a country subject to comprehensive territorial sanctions (currently, Cuba, Iran, North Korea and Syria), (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list or is named as a “listed person” or “listed entity” on other similar lists made under any Anti-Terrorism Law, or (f) majority owned or otherwise controlled by a Person described in clause (e).

“Bona Fide Lending Affiliate” means any bona fide debt fund, investment vehicle, regulated banking entity, non-regulated lending entity or other similar entity (in each case, other than a Person that is explicitly excluded pursuant to clause (a) of the definition of “Disqualified Institution”) that is primarily engaged in commercial loans and similar extensions of credit in the ordinary course of business.

“Borrower” and “Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Borrower Investment Policy” means the Borrowers’ investment policy provided to the Agent prior to the Original Closing Date together with such amendments, supplements, modifications or replacements thereto as may be approved by the Agent after the Original Closing Date (such approval not to be unreasonably withheld or delayed).

“Borrower Representative” means Radius Health, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrower Unrestricted Cash” means, as of any date of determination, unrestricted cash and Cash Equivalents of the Borrowers that (a) are held in the name of a Borrower in a Deposit Account or Securities Account located in the United States that is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in favor of Agent and are otherwise subject to Agent’s first priority perfected security interest, (b) are not subject to any Lien (other than Permitted Liens), and (c) are not funds for the payment of a drawn or committed but unpaid draft, ACH or EFT transaction as of the applicable date of determination.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in New York, New York are authorized by Law to close and, in the case of a Business Day which relates to a determination of the LIBOR Rate, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person; provided that Capital Leases shall, for the avoidance of doubt, exclude all Non-Finance Leases.

“Cash Equivalents” means, as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; and (f) Investments made pursuant to the Borrower Investment Policy.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Control” means an event or series of events by which:  (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40%) or more of the combined voting power of all voting stock of Radius Health on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) Borrowers cease to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding securities of each of their Subsidiaries (except as otherwise permitted by this Agreement), or (c) the occurrence of a “Change of Control”, “Fundamental Change”, “Change in Control”, or terms of similar import under the 2024 Convertible Note Documents or any other Convertible Note Document if the effect of such occurrence is to cause (or to permit the holder or holders of any such Permitted Convertible Debt to cause) the Permitted Convertible Debt to become due and payable in cash prior to the date that is six (6) months after the Maturity Date.

“Closing Date” means the date of this Agreement.

“Closing Date Funding Amount” has the meaning set forth in Section 5.5(d)(viii).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto; provided that, Collateral shall not, at any time, include “Excluded Property”.

“Commitment Annex” means Annex A to this Agreement.

“Company Competitor” means any Person that competes with the business of the Borrowers and their respective direct and indirect Subsidiaries from time to time.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of Radius Health (or any other Person, as the context may require hereunder) in its consolidated financial statements prepared in accordance with GAAP if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person:  (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase  or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with the Credit Parties, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA and, solely for purposes of Section 412 and 436 of the Code, Section 414(m) or (o) of the Code.

“Converted Term Loan Tranche 1 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Converted Term Loan Tranche 1 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.  The Converted Term Loan Tranche 1 Commitment Amount is part of, and not in addition to, the Term Loan Tranche 1 Commitment Amount.

“Converted Term Loan Tranche 1 Commitments” means the sum of each Lender’s Converted Term Loan Tranche 1 Commitment Amount.

“Converted Term Loan Tranche 1 Loans” has the meaning set forth in Section 2.1(a)(i)(A).

“Convertible Note Documents” means (a) the 2024 Convertible Note Documents, and (b) the Future Convertible Notes and each other promissory note, note purchase agreement, indenture and other material documents evidencing or relating thereto.

“Correction” means repair, modification, adjustment, relabeling, destruction or inspection (including patient monitoring) of a product without its physical removal to some other location.

“Credit Party” means each Borrower and each Guarantor and “Credit Parties” means all such Persons, collectively provided, however, that in no event shall an Excluded Subsidiary be deemed to be or otherwise required to be a “Credit Party” for purposes of this Agreement or the other Financing Documents.

“DEA” means the Drug Enforcement Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the Ordinary Course of Business, (d) all Capital Leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Disqualified Equity Interests, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person (valued at the lesser of (i) the aggregate unpaid amount of such Debt and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith), (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts (in each case, except trade accounts payable in the Ordinary Course of Business), in each case, to the extent required to be recorded as liabilities on the balance sheet of such Person in accordance with GAAP, (i) all Debt of others Guaranteed by such Person and (j) off-balance sheet liabilities and/or ERISA Plan or Multiemployer Plan liabilities of such Person.  Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans. Notwithstanding the foregoing, in no event shall the following constitute Debt:  (A) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset; (B) deferred obligations associated with customer prepayments and deposits, accruals for payroll and other operating expenses, in each case, incurred in the Ordinary Course of Business; (C) obligations associated with workers’ compensation claims, employment, early retirement or termination arrangements, deferred compensation arrangements, employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions, or social security or wage taxes; (D) prepaid or deferred revenue and deferred tax obligations that are not yet delinquent (unless subject to a Permitted Contest); or (E) Non-Finance Leases; provided, further, that Debt will be calculated without giving effect to the effects of Accounting Standards Codification Topic No. 815, Derivatives and Hedging, and related interpretations to the extent such effects would otherwise increase or decrease an amount of Debt for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions in effect from time to time.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means any Lender (a) that has failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms hereunder or under any other Financing Document or has failed to confirm its commitment to make such Loans, accommodations, disbursements or reimbursements hereunder or under any other Financing Document within two (2) Business Days after any such amounts are required to be funded or paid by it under this Agreement or such Financing Document (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (a) upon satisfaction in full of all outstanding funding and payment obligations of such Lender under this Agreement and the other Financing Documents) unless, prior to the expiration of such two (2) Business Day period, such Lender notifies Agent and Borrower Representative in writing that such failure to fund is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) that has given oral or written notice to Borrower Representative or  Agent or has otherwise publicly announced that such Lender believes it will, or intends to, fail to fund any portion of its Loans, accommodations, disbursements or reimbursements hereunder or under any other Financing Document or under any other committed loan facility (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (b) upon delivery to Agent of a written rescission of such notice or announcement), or (c) has, or has a direct or indirect parent company that has,

(i) become the subject of a proceeding under the Bankruptcy Code or similar Debtor Relief Laws of the United States, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulted Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Agent that a Lender is a Defaulted Lender under any one or more of clauses (a) through (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulted Lender upon delivery of written notice of such determination to Borrower Representative and each Lender.

“Defined Period” means for any given calendar month or date of determination, the immediately preceding twelve (12) month period ending on the last day of such calendar month or if such date of determination is not the last day of a calendar month, the twelve (12) month period immediately preceding any such date of determination.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Credit Party.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any Borrower and each financial institution in which such Borrower maintains a Deposit Account (which is not an Excluded Account), which agreement provides that such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or any other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale, liquidation or similar event), (b) is redeemable at the option of the holder thereof (other than for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part (except as a result of a change of control or asset sale, liquidation or similar event), (c) provides for and requires scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date in effect at the time of issuance; provided that if such Equity Interests are issued pursuant to a plan for the benefit of current and former employees, directors, managers, officers or consultants of Radius Health (or any parent company) or its Subsidiaries or by any such plan to such Persons, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Radius Health or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means, on any date, (a) any Company Competitor identified on the list delivered to Agent by the Borrowers prior to the Closing Date, (b) any Company Competitor that is designated by Borrower Representative as a Disqualified Institution by prior notice to Agent after the Closing Date (such designation will become effective three (3) Business Days after receipt by Agent and will not apply retroactively to disqualify the transfer of, or agreement to transfer, an interest in the Loans that was effective prior to the effective date of such supplement), and (c) any Disqualified Institution’s known Affiliates or Affiliates identified in writing to Agent from time to time or otherwise readily identifiable as such by name. Notwithstanding the foregoing, in no event will a Bona Fide Lending Affiliate be a Disqualified Institution, unless such Bona Fide Lending Affiliate is explicitly identified under clause (a) of the definition of “Disqualified Institution” above.

“Distribution” means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any Equity Interest in such Person (except those payable solely in its Equity Interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interests in such Person, or (ii) any option, warrant or other right to acquire any Equity Interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding an Equity Interest in a Borrower or a Subsidiary of a Borrower (other than (i) payments of salaries to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower (which is not a Credit Party) or (d) repayments of or debt service on loans or other indebtedness held by any Person holding an Equity Interest in a Borrower or a Subsidiary of a Borrower unless permitted under and made pursuant to a Subordination Agreement applicable to such loans or other indebtedness. For the avoidance of doubt, payments in respect of Permitted Convertible Debt shall not be considered Distributions for purposes of this Agreement.

“Dollars” or “$” means the lawful currency of the United States of America.

“Drug Application” means a new drug application, an abbreviated drug application, or a product license application for any Product, as appropriate, as those terms are defined in the FDCA.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elacestrant Assets” means the “Elacestrant Collateral” as defined in the Elacestrant Release Agreement.

“Elacestrant License Agreement” means that certain License Agreement, dated as of July 23, 2020, between Radius Pharma and Berlin-Chemie AG - Menarini Group, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of the this Agreement.

“Elacestrant Release Agreement” means that certain Partial Release and Acknowledgement Agreement, dated as of July 23, 2020, by and among Borrowers and Agent.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) consented to by (i) Agent and (ii) in the event of a Lender assignment pursuant to this clause (d) that would result in MidCap Financial Trust and its Affiliates and Apollo Global Management and Apollo Investment Corporation, and their respective Affiliates and related funds, failing to, collectively, constitute the Required Lenders, Borrower Representative, which Borrower Representative’s consent shall not be unreasonably withheld, delayed or conditioned; provided, that (x) no consent of Borrower Representative shall be required after the occurrence and during the continuance of an Event of Default and (y) the consent of Borrower Representative shall be deemed to have been given unless an objection is delivered to the Agent within ten (10) Business Days after notice of a proposed assignment is delivered to Borrower Representative.  Notwithstanding the foregoing, (x) “Eligible Assignee” shall not include (i) any Borrower or any of a Borrower’s Subsidiaries, or (ii) any Disqualified Institution; provided that the prohibition in clause (ii) shall not apply if a Specified Event of Default has occurred and is continuing, and (y) no proposed assignee intending to assume any unfunded portion of the Term Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Term Loan Commitment, or has been approved as an Eligible Assignee by Agent.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other binding governmental directives or requirements, as well as common law, pertaining to the environment, natural resources or pollution (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital (including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Closing Date; provided that for the avoidance of doubt, Permitted Convertible Debt shall not be considered “Equity Interests”.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee pension benefit plan”, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by a Credit Party or any Subsidiary or for which a Credit Party or any Subsidiary has liability under Title IV of ERISA, including by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Accounts” means (a) segregated Deposit Accounts into which there is deposited no funds other than those intended solely to cover wages and payroll for employees of a Credit Party or any Subsidiary thereof (and related contributions to be made on behalf of such employees to health and benefit plans) plus balances for outstanding checks for wages and payroll from prior periods, (b) segregated Deposit Accounts constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees, (c) segregated Deposit Accounts constituting trust, fiduciary and escrow accounts in which there is not maintained at any point in time funds on deposit greater than $2,000,000 in the aggregate for all such accounts, (d) segregated Deposit Accounts that secure obligations in respect of letters of credit, credit cards and other obligations which are permitted by clauses (l), (m) or (n) of the definition of Permitted Debt, and (e) Deposit Accounts located outside of the United States in which there is not maintained at any point in time funds on deposit greater than $2,000,000 in the aggregate for all such Deposit Accounts; provided that the accounts described in clauses (a) through (e) above shall be used solely for the purposes described in such clauses.

“Excluded Foreign Subsidiary” means (a) Radius International Limited, (b) Radius Health (Ireland) Limited, and (c) any Subsidiary (i) that is a controlled foreign corporation within the meaning of Section 957 of the Code, or (ii) substantially all the assets of which consist of Equity Interests in or Debt of one or more Subsidiaries described in clause (c)(i) or (ii) of this definition; provided that, notwithstanding the foregoing, in no event shall any Subsidiary that becomes a Credit Party in accordance with the provisions of Section 4.11 of this Agreement be deemed to be an Excluded Foreign Subsidiary.

“Excluded Perfection Assets” means, collectively:

(a)any fee-owned real property (other than Material Real Property), and any leasehold interests in real property;

(b)motor vehicles, aircraft and other assets subject to certificates of title with an aggregate net book value (as reasonably determined by the Borrowers) of less than $2,000,000 in the aggregate (other than to the extent a security interest thereon can be perfected by the filing of a financing statement under the UCC);

(c)commercial tort claims where the amount of damages claimed by the applicable Credit Party is less than $2,000,000 in the aggregate for all such commercial tort claims;

(d)letter of credit rights with a value of less than $500,000 individually or $2,000,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement);

(e)tangible or electronic chattel paper with a value of less than $500,000 individually or $2,000,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement);

(f)Excluded Accounts; and

(g)(i) Intellectual Property registered in a jurisdiction outside of the United States to the extent the granting or perfection of a security interest in such foreign registered Intellectual Property would require action outside of the United States, and (ii) other immaterial tangible property held outside of the United States with an aggregate fair market value less than $2,000,000 in the aggregate with respect to all such property to the extent the granting or perfection of a security interest in such foreign immaterial tangible property would require action outside of the United States.

“Excluded Property” means, collectively:

(a)any lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement to which any Credit Party is a party or any of its rights or interests thereunder if and to the extent that the grant of such security interest shall (i) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein, (ii) result in a breach or termination pursuant to the terms of, or default under, any such lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement, (iii) be prohibited by or in violation of any applicable Laws in any material respect, or (iv) require any governmental or third party consent, license or authorization (unless such consent, license or authorization has been obtained);

(b)any governmental licenses or state or local franchises, charters and authorizations, to the extent that (i) Agent may not validly possess a security interest in any such license, franchise, charter or authorization under applicable Law or (ii) the grant of such security interest would require any governmental or third party consent, license or authorization (unless such consent, license or authorization has been obtained);

(c)any intent to use trademarks or service marks;

(d)the voting capital stock of any Excluded Foreign Subsidiary in excess of 65% of the issued and outstanding voting capital stock of such Excluded Foreign Subsidiary to the extent that the grant of a security interest in excess of such percentage to secure the Obligations would cause material adverse tax consequences for any Credit Party; provided that without such material adverse tax consequences to such Credit Party, “Collateral” shall immediately, automatically and without further action required by, and without notice to, any Person include such greater percentage of voting stock of such Excluded Foreign Subsidiary;

(e)subject to Section 9.2(i), the Elacestrant Assets; provided that in no event shall the Elacestrant License Agreement or the proceeds and products (other than any products that themselves constitute Elacestrant Assets) thereof (including all rights to payment thereunder) constitute Excluded Property;

(f)Margin Stock; and

(g)Equity Interests in any Person (other than wholly owned Subsidiaries) to the extent a pledge of such interests is not permitted by the terms of such Person’s organizational (including special purpose entities) or joint venture documents (so long as such joint venture was not entered into (or such Subsidiary was not formed) in contravention of the terms of the Financing Documents and such prohibition did not arise as part of the acquisition or formation thereof or in anticipation of the restrictions under the Financing Documents);

provided that (x) any such limitation described in the foregoing clauses (b), (c) and (g) on the security interests granted hereunder shall apply only to the extent that any such prohibition, restrictions, or consents could not be rendered ineffective pursuant to the UCC or any other applicable Law (including

Sections 9-406, 9-407 and 9-408 of the UCC) or principles of equity, (y) in the event of the termination or elimination of any such prohibition, restriction or the requirement for any consent contained in such contract, agreement, permit, lease, license, authorization, franchise, or joint venture document, or in any applicable Law, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such contract, agreement, permit, lease, license, joint venture document, franchise, authorization or asset shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder, and (z) all rights to payment of money due or to become due pursuant to, and all rights to the proceeds from the sale of, any Excluded Property shall be and at all times remain subject to the security interests created by this Agreement (unless such proceeds would independently constitute Excluded Property).

“Excluded Subsidiary” means (a) each Securities Subsidiary; (b) each Inactive Subsidiary; and (c) each Excluded Foreign Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of any payment to be made by or on behalf of any obligation of Credit Parties hereunder or the Obligations or required to be withheld or deducted from a payment to Agent, such Lender or such recipient (including any interest and penalties thereon):  (a) Taxes to the extent imposed on or measured by Agent’s, any Lender’s or such recipient’s net income (however denominated), branch profits Taxes, and franchise Taxes and similar Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under which Agent, such Lender or such recipient is organized, has its principal office or conducts business with respect to entering into any of the Financing Documents or taking any action thereunder or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans pursuant to a Law in effect on the date on which (i) such Lender becomes a party to this Agreement other than as a result of an assignment requested by a Credit Party under the terms hereof or (ii) such Lender changes its lending office for funding its Loan, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Term Loan Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Lender’s failure to comply with Section 2.8(c); and (d) any withholding Taxes imposed with respect to a Lender under FATCA.

“Existing Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“Existing Term Loans” has the meaning set forth in the Recitals to this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official interpretations thereof and any agreement entered into pursuant to the implementation of Section 1471(b)(1) of the Code, and any intergovernmental agreement between the United States Internal Revenue Service, the U.S. Government and any governmental or taxation authority under any other jurisdiction which agreement’s principal purposes deals with the implementation of such sections of the Code.

“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Fee Letter” means each agreement between Agent and Borrowers relating to fees payable to Agent (on behalf of itself or on behalf of the Lenders) in connection with this Agreement.

“Financing Documents” means this Agreement, any Notes, the Security Documents, each Fee Letter, the Affiliated Intercreditor Agreement, the Elacestrant Release Agreement, each subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt are subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Foreign Lender” has the meaning set forth in Section 2.8(c)(i).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means, at any time of determination, any Credit Party that has executed or delivered any Guarantee of any portion of the Obligations.

“Hazardous Materials” means (a) any “hazardous substance” as defined in CERCLA, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, (c) asbestos, (d) polychlorinated biphenyls, (e) petroleum and its derivatives, by-products and other hydrocarbons, and (f) any other pollutant, toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination in excess of amounts permitted under applicable Law (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Healthcare Laws” means all applicable Laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, distribution, dispensing, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or postmarket requirements of any drug, medical device or other product (including, without limitation, any ingredient or component of, or accessory to, the foregoing products) subject to regulation under FDCA, and similar state or foreign laws, including controlled substances laws, pharmacy laws, consumer product safety laws, Medicare, Medicaid, TRICARE, in each case, as may be amended from time to time.

“Inactive Subsidiaries” means (a) Radius Global Support, Inc., and (b) any Subsidiary created or acquired by a Borrower after the Closing Date with assets of less than Five Hundred Thousand Dollars ($500,000) designated by the Borrower Representative as an “Inactive Subsidiary” after the Closing Date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers or any other Credit Party under any Financing Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make or otherwise consummate any Acquisition, or (c) make, purchase or hold any advance, loan, extension of credit or capital contribution to or in, or any other investment in, any Person.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, less the amount of cash and Cash Equivalents returned or repaid as a result of dividends, distributions, principal repayments, dispositions or liquidations of all or a portion of such Investment (without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made at an original cost equal to the fair market value (as determined by such Person in good faith) of such property, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto. For the avoidance of doubt, payments in respect of Swap Contracts or Permitted Convertible Debt or any Permitted Bond Hedge Transaction expressly permitted pursuant to the terms of this Agreement shall not be considered Investments for purposes of this Agreement.

“IRS” has the meaning set forth in Section 2.8(c)(i).

“Joinder Requirements” has the meaning set forth in Section 4.11(d).

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance.  “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.

“Lender” means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“LIBOR Rate” means, for each Loan, a per annum rate of interest equal to the greater of (a) two percent (2.00%) and (b) the rate determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (i) the Base LIBOR Rate for the Interest Period, by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset; provided that in no event will an operating lease (or other lease in respect of a Non-Finance Lease) be deemed to constitute a Lien.  For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loan(s)” means the Term Loan and each and every advance under the Term Loan.  All references herein to the “making” of a Loan or words of similar import mean, with respect to the Term Loan, the making of any advance in respect of a Term Loan.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

“Market Withdrawal” means a Person’s Removal or Correction of a distributed product which involves a minor violation that would not be subject to legal action by the FDA or which involves no violation, e.g., normal stock rotation practices, routine equipment adjustments and repairs, etc.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of the Credit Parties, taken as a whole, (b) the rights and remedies of Agent or Lenders under any Financing Document (taken as a whole), or the ability of the Credit Parties (taken as a whole) to perform any of their material obligations under any Financing Document to which they are a party, (c) the legality, validity or enforceability of any Financing Document, (d) the existence, perfection or priority of any security interest granted in any Financing Document (other than (x) any security interest in de minimis items of Collateral or (y) with respect to as a result of any action or inaction of Agent or Required Lenders provided that such action or inaction is not caused by any Credit Parties failure to comply with the terms of the Financing Documents), or (e) a material impairment of the prospect of repayment of any material portion of the Obligations.

“Material Contracts” means (a) the 2024 Convertible Note Documents and each other Convertible Note Document and each Swap Contract and other material document related to any related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, (b) each other agreement or contract to which such Credit Party or its Subsidiaries is a party that is filed with the SEC as a material agreement, including pursuant to Item 601(b)(10) of Regulation S-K, and (c) each agreement or contract to which such Credit Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect.

“Material Intangible Assets” means all of (a) Borrowers’ Intellectual Property and (b) license or sublicense agreements or other agreements with respect to rights in Intellectual Property, in the case of clauses (a) and (b), that are material to the financial condition, business or operations of Credit Parties, including, for the avoidance of doubt, all Orange Book Patents.

“Material Real Property” means any real property located in the United States that is owned in fee by any Credit Party with a fair market value (as reasonably determined by Agent) in excess of $2,000,000 individually, or in excess of $5,000,000 in the aggregate together with all other real property that is owned by the Credit Parties, as of (x) the time such property is acquired (or on the date a Person becomes a Credit Party pursuant to Section 4.11) or (y) the completion of any material construction project or other material improvement to such real property.

“Maturity Date” means June 1, 2024.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7.

“MCF” means MidCap Financial Trust, a Delaware statutory trust, and its successors and assigns.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any Borrower or any of its Subsidiaries in connection with any casualty event, Asset Disposition (including any Permitted License) or incurrence of Debt, net of (a) reasonable and customary out-of-pocket direct costs, fees and expenses incurred or estimated costs, fees and expenses for which reserves are maintained, in connection therewith (including legal, accounting, consulting and investment banking fees and expenses, sales commissions and underwriting discounts); (b) amounts held in escrow to be applied as part of the purchase price for any assets, as applicable; (c) estimated taxes paid or payable (including sales, use or other transactional taxes and any net marginal increase in income taxes) as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); provided, that if the actual amount of taxes paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds; and (d) the amount required to retire any Debt secured by a Permitted Lien on the related property; provided that if the actual amount of taxes or costs, fees and expenses paid is less than the estimated amount, the difference shall immediately constitute Net Cash Proceeds. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents (x) received upon the disposition of any non-cash consideration received by any Borrower or any of its Subsidiaries in connection with any casualty event, any Asset Disposition or incurrence of Debt or (y) released from escrow to Borrowers or any of their Subsidiaries.

“Net Revenue” means, for any period, (a) the gross revenues of Borrowers generated solely through the commercial sale of Abaloparatide Products by Borrowers during such period, less (b)(i) trade, quantity and cash discounts allowed by Borrowers with respect to such Products, (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price of such Products, (iii) product returns and allowances with respect to such Products, (iv) allowances for shipping or other distribution expenses with respect to such Products, (iv) set-offs and counterclaims with respect to such Products, and (v) any other similar and customary deductions used by Borrowers with respect to such Products in determining net revenues, all, in respect of (a) and (b), as determined in accordance with GAAP.

“New Term Loan Tranche 1 Commitments” means the sum of each Lender’s New Term Loan Tranche 1 Commitment Amount.

“New Term Loan Tranche 1 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “New Term Loan Tranche 1 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.

“Non-Finance Lease” means a lease that is not required to be accounted for as a finance lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease.

“Non-Funding Lender” has the meaning set forth in Section 11.18.

“Notes” has the meaning set forth in Section 2.3.

“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Orange Book Patents” means those patents held (whether by ownership or license) by Credit Parties or their Subsidiaries listed in the FDA’s publication of Approved Drug Products with Therapeutic Equivalence Evaluations (commonly referred to as the Orange Book), including U.S. patent Nos. 8,748,382, 8,148,333 and 7,803,770.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary, the ordinary course of such Credit Party’s or Subsidiary’s business and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, articles of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating agreement, joint venture agreement, limited liability company agreement or members agreement), including any and all shareholder agreements or voting agreements relating to the Equity Interests of such Person.

“Original Closing Date” has the meaning set forth in the introductory paragraph hereto.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between Agent or any Lender and the jurisdiction imposing such Tax (other than connections arising solely from Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loans or any Financing Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8(i)).

“Participant Register” has the meaning set forth in Section 11.17(a)(iii).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means the Perfection Certificate delivered to Agent as of the Closing Date.

“Permit” means all governmental licenses, certificates, accreditations, product clearances or approvals, supplier numbers, marketing authorizations, drug or device authorizations and approvals, other authorizations, franchises, qualifications, accreditations, registrations, permits, consents and approvals of a Credit Party issued or required under Laws applicable to the business of Borrowers or any of their Subsidiaries as are necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of Borrowers or any of their Subsidiaries.   Without limiting the generality of the foregoing, “Permit” includes any Regulatory Required Permit.

“Permitted Acquisition” means any Acquisition by a Credit Party or, solely in the case of an Acquisition permitted pursuant to clause (d) below, an Excluded Foreign Subsidiary, in each case, to the extent that each of the following conditions shall have been satisfied:

(a)

Borrower Representative shall have delivered to Agent (i) at least ten (10) Business Days (or such shorter period as may be agreed by Agent) prior to the closing of the proposed Acquisition: (A) a description of the proposed Acquisition; and (B) to the extent then available to Borrower Representative, copies (or the current drafts) of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated, and (ii) not less than five (5) Business Days following the consummation of such Acquisition, executed counterparts of the material agreements, documents or instruments pursuant to which such Acquisition is to be consummated and any schedules to such agreements, documents or instruments;

(b)

the Credit Parties (including any new Subsidiary to the extent required by Section 4.11) shall, within the timeframes set forth in, and to the extent required by, Section 4.11, execute and deliver the agreements, instruments and other documents to the extent required by the terms of this Agreement, including, without limitation, clause (c) below and Section 4.11, including such agreements, instruments and other documents necessary to ensure that Agent receives a first priority perfected Lien in all entities and assets acquired in connection with the proposed Acquisition except for Excluded Property and Excluded Perfection Assets, as applicable;

(c)

except in the case of clause (d) below, (i) in the case of an Acquisition consisting of the purchase of Equity Interests, the target and its Subsidiaries must have as their jurisdiction of formation a state within the United States or the District of Columbia, (ii) if the Acquisition is an asset purchase or a merger, not less than 85% of the fair market value of all of the assets so acquired shall be located within the United States or the District of Columbia (or, in the case of any Intellectual Property so acquired, registered or otherwise located in the United States), and (iii) if the Acquisition consists of an in-license by a Borrower of Intellectual Property or Products, such in-license agreements shall be governed by the laws of United States, any state thereof or the District of Columbia;

(d)

in the case of (i) any Acquisition by a Credit Party or an Excluded Foreign Subsidiary, directly or indirectly, of Equity Interests of any Person that is not organized under the laws of the United States, any state thereof or the District of Columbia, or (ii) any Acquisition by a Credit Party that is a merger or asset purchase where more than 15% of the fair market value of the assets acquired in such Acquisition are located outside of the United States (or, in the case of any Intellectual Property so acquired, registered or otherwise located outside of the United States), (x) the aggregate consideration paid or payable by Borrowers and their Subsidiaries in cash or Cash Equivalents in connection with all Acquisitions made pursuant to this clause (d) (including all delayed or contingent consideration payable in connection with such Acquisition) does not exceed $25,000,000 (including after giving effect to all upfront consideration paid at the closing of such Acquisitions) during the term of this Agreement, and (y) all material assets located in the United States that acquired by an Excluded Foreign Subsidiary pursuant to this clause (d) are transferred to a Credit Party promptly following the consummation of the applicable Acquisition;

(e)	all transactions in connection with such Acquisition shall be consummated in all material respects in accordance with applicable Law;
(f)	no Debt or Liens are assumed or created (other than Permitted Liens and Permitted Debt) in connection with such Acquisition;
(g)	such Acquisition does not result in a Change in Control and each Borrower remains a surviving legal entity after such Acquisition;
(h)

such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Person being acquired, in each case as required by such Person’s organizational documents (it being understood that such approval shall not be required in connection with a court approved sale);

(i)	the Credit Parties shall be in compliance with Section 5.11 after giving effect to such Acquisition;
(j)

the consideration paid or payable by such Credit Party or such Subsidiary in connection with such Acquisition consists solely of (x) Equity Interests (other than Disqualified Equity Interests) in Radius Health and/or (y) cash and Cash Equivalents not to exceed in the aggregate the cap set forth in clause (k) below; and

(k)

prior to the consummation of each such Acquisition, Borrower Representative shall have provided a certificate and such other evidence as Agent may reasonably require demonstrating to Agent’s reasonable satisfaction that, following the consummation of such Acquisition and after giving pro forma effect to the payment of all cash and cash equivalents paid or payable as consideration in connection with such Acquisition (including all Debt, liabilities and Contingent Obligations incurred or assumed and the maximum amount of any deferred consideration, earn-out, milestone or comparable payment obligation in connection therewith, regardless of whether or not reflected on a consolidated balance sheet of Borrowers and their Subsidiaries and regardless of when such consideration is payable), Borrowers will have Borrower Unrestricted Cash in an amount equal to or greater than $75,000,000.

“Permitted Asset Dispositions” means the following Asset Dispositions:

(a)	dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale;
(b)

dispositions of furniture, fixtures, equipment in the Ordinary Course of Business that the applicable Credit Party or Subsidiary determines in good faith is no longer needed or desirable in the conduct of the business of the Borrowers and their Subsidiaries;

(c)

lapse, abandonment, cancellation, non-renewal or discontinuance of use of Intellectual Property (other than Material Intangible Assets) of any Borrower or any Subsidiary thereof that a Borrower determines in good faith is no longer necessary or desirable in the conduct of its business;

(d)

(i) Asset Dispositions by a Credit Party to another Credit Party, (ii) Asset Dispositions by any Subsidiary that is not a Credit Party to a Credit Party, and (iii) Asset Disposition by any Subsidiary that is not a Credit Party to another Subsidiary that is not a Credit Party;

(e)

sales, forgiveness or discounting, on a non-recourse basis and in the Ordinary Course of Business, of past due Accounts in connection with the collection or compromise thereof of the settlement of delinquent Accounts or in connection with the bankruptcy or reorganization of suppliers or customers in accordance with the applicable terms of this Agreement;

(f)	to the extent constituting an Asset Disposition, the granting of Permitted Liens;
(g)

dispositions consisting of the use or payment of cash or cash equivalents in the Ordinary Course of Business and in a manner that is not prohibited by the terms of this Agreement or the other Financing Documents;

(h)

to the extent constituting Asset Dispositions, the granting of Permitted Licenses, the making of any Permitted Investments and any mergers, consolidations, dispositions, dissolutions and liquidations expressly permitted pursuant to Section 5.6(a);

(i)	disposals of obsolete, worn out or surplus tangible personal property;
(j)

dispositions of other tangible assets (and not, for the avoidance of doubt, any Intellectual Property or other General Intangibles (as defined in the UCC)); provided that (i) the assets subject to such Asset Dispositions are sold for fair value, as determined by the Borrowers in good faith, (ii) at least 75% of the consideration therefor is cash or Cash Equivalents, (iii) no Event of Default has occurred and is continuing or would result from the making of such disposition and (iv) the amount of assets disposed does not exceed $2,500,000 in any twelve month period;

(k)	cancellations, terminations or surrender by any Credit Party or any Subsidiary of any Credit Party of any lease in the Ordinary Course of Business;
(l)	dissolution of an Inactive Subsidiary;
(m)	the unwinding of any Swap Contract in accordance with its terms;

(n)

dispositions of Equity Interests in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between any joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(o)	other dispositions approved by Agent from time to time in its sole discretion.

“Permitted Bond Hedge Transaction” means any call or capped call option on the Equity Interests of Radius Health purchased by a Credit Party from a customary dealer in the relevant market (the “Hedge Provider”) in connection with the issuance of any Permitted Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, less the Net Cash Proceeds received by the Credit Parties from the sale of any related Permitted Warrant Transaction, does not (a) exceed the Net Cash Proceeds received by the Credit Parties from the sale of such Permitted Convertible Debt issued in connection with the Permitted Bond Hedge Transaction or (b) result in the incurrence of additional Debt by any Credit Party (other than Debt from the issuance of the  Permitted Convertible Debt); provided, further, that such call option is a Swap Contract and will be entered into between the applicable Credit Party and the Hedge Provider under an ISDA Master Agreement and there shall be no Credit Support Annex, Credit Support Documentation, Credit Support Provider, security, guaranty or other credit support with respect thereto, in each case provided by Radius Health or any other Borrower or Subsidiary thereof; provided, further, that immediately before and after giving pro forma effect to the purchase of such call option and any concurrent use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing hereunder.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Borrower or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers’ and their Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) the Collateral or any material part thereof or any material interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Borrowers or their Subsidiaries; and (d) upon a final determination of such contest, Borrowers and its Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means

(a)	Contingent Obligations arising in respect of the Debt under the Financing Documents or the Affiliated Financing Documents;
(b)	Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;
(c)

Contingent Obligations outstanding on the Closing Date and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other material change in terms adverse to the Lenders);

(d)

Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $1,500,000 in the aggregate at any time outstanding;

(e)	Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;
(f)	Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6;
(g)

so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by a Credit Party or a Subsidiary for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(h)

unsecured earn-out obligations, unsecured milestone obligations and other similar unsecured deferred compensation obligations incurred in connection with a Permitted Acquisition provided that no payment with respect to such obligations shall be made unless (i) no Specified Event of Default has occurred and is continuing or would result from the making of such payments and (ii) prior to the making of such payments, Borrowers have provided a certificate and such other evidence as Agent may reasonably require demonstrating to Agent’s reasonable satisfaction that Borrowers will have Borrower Unrestricted Cash in an aggregate amount equal to or greater than $75,000,000 after giving pro forma effect to such payment;

(i)

to the extent constituting Contingent Obligations, Permitted Convertible Debt, including any obligations in connection with  a Permitted Bond Hedge Transaction or any Permitted Warrant Transaction, in each case, incurred in accordance with the provisions of such definitions;

(j)

Contingent Obligations incurred with respect to Permitted Debt provided that (x) any such Contingent Obligations are subordinated to the Obligations to the same extent as the Debt to which it relates is subordinated to the Obligations and (y) no Credit Party may incur Contingent Obligations under this clause (j) in respect of Debt incurred by any Person that is not a Borrower or Guarantor, other than to the extent consisting of a Permitted Investment; and

(k)	other Contingent Obligations not permitted by clauses (a) through (j) above, not to exceed $4,000,000 in the aggregate at any time outstanding.

“Permitted Convertible Debt means (a) 2024 Convertible Notes and (b) any other Debt incurred by the Credit Parties that (i) is either (x) a note or other debt instrument issued by a Credit Party which is convertible into Equity Interests of Radius Health (and cash in lieu of fractional shares) or (y) sold as units together with a Permitted Bond Hedge Transaction or a Permitted Warrant Transaction that are exercisable for Equity Interests of Radius Health (any indenture, promissory note or other instrument pursuant to which such debt securities and/or units are issued or otherwise governed, the “Future Convertible Notes”); (ii) the  obligations of all Persons (including all Credit Parties) in respect of such notes and/or units (and any guarantee thereof) are fully unsecured; (iii) does not have a stated maturity prior to the date that is six (6) months following the Maturity Date; (iv) has no scheduled amortization or principal payments or requires any mandatory redemptions or payments of principal (other than as a result of a conversion thereof into Equity Interests of Radius Health) prior to the date that is six (6) months following the Maturity Date other than customary payments upon a change of control or fundamental change event (it being understood that conversion of any such Debt shall not be considered a redemption or payment); (v) to the extent such Debt includes a cross-event of default (other than any cross-payment event of default or cross-acceleration event of default) provision contained therein that relates to indebtedness of any Borrower (such indebtedness, a “Cross-Default Reference Obligation”), contains a cure period of at least fifteen (15) calendar days before an event of default or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default provision, (vi) no Subsidiary that is not a Credit Party shall guarantee the obligations under such notes, and each guarantee of such notes by a Credit Party shall provide for the release and termination thereof, without action by any Person, upon any release and termination of the guarantee by such Credit Party of the Obligations, (vii) the terms, conditions, fees, covenants, and settlement mechanics (if applicable) of such notes shall be such as are typical and customary for Debt of such type (as determined by the Borrower Representative in good faith), and (viii) immediately before and after giving pro forma effect to the incurrence of such Debt and any concurrent use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Permitted Debt” means:

(a)	Credit Parties’ and their Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents;
(b)	Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;
(c)

purchase money Debt and Capital Leases not to exceed $5,000,000 in the aggregate at any time (whether in the form of a loan or a lease) used solely for the acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset secured only by such property and any Permitted Refinancing thereof;

(d)	Debt existing on the Closing Date and described on Schedule 5.1 and any Permitted Refinancing thereof;
(e)

Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by a Credit Party or a Subsidiary for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(f)

Debt owed to any Person providing property, casualty, liability, or other insurance to the Credit Parties, including to finance insurance premiums, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Debt is incurred and such Debt is outstanding only during such policy year;

(g)	[reserved];
(h)	Debt of the Credit Parties incurred under the Affiliated Financing Documents;
(i)

Debt consisting of unsecured intercompany loans and advances incurred by (1) any Borrower owing to any other Borrower, (2) any Borrower or any Guarantor owing to any Guarantor, (3) any Excluded Subsidiary owing to any Borrower or any Guarantor so long as such Debt constitutes a Permitted Investment of the applicable Credit Party, or (4) a Credit Party owing to a Subsidiary that is not a Credit Party, provided that (A) the obligations of the Credit Parties under such Debt under this clause (4) shall be subordinated at all times to the Obligations of the Credit Parties hereunder or under the other Financing Documents in a manner reasonably satisfactory to Agent and (B) upon the request of Agent at any time, any such Debt shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

(j)	to the extent also constituting Permitted Debt (without duplication), Permitted Contingent Obligations;
(k)	Subordinated Debt and any Permitted Refinancing thereof with other Subordinated Debt;
(l)

Debt incurred in the Ordinary Course of Business in connection with credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), credit card processing services, debit cards, stored value cards, and cash management or related services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements incurred in the ordinary course of business in an aggregate amount not to exceed five Million Dollars ($5,000,000) at any time outstanding;

(m)

Debt in respect of letters of credit incurred in the Ordinary Course of Business in an aggregate amount not to exceed five Million Dollars ($5,000,000) issued at any time and any Permitted Refinancing thereof;

(n)

Debt with respect to trade letters of credit, warehouse receipts, customs bonds or similar instruments issued to support performance obligations  incurred in the Ordinary Course of Business in an aggregate amount not to exceed five Million Dollars ($5,000,000) in the aggregate at any time outstanding;

(o)

(i) unsecured Debt of Radius Health incurred under the 2024 Convertible Notes and (ii) all other Permitted Convertible Debt so long as no Event of Default has occurred and is continuing or would result from the incurrence thereof and, in each case, any Permitted Refinancing thereof;

(p)	Debt in respect of netting services, overdraft protections and other like services, in each case incurred in the Ordinary Course of Business;
(q)	Debt consisting of deferred compensation to employees of a Borrower and its Subsidiaries incurred in the Ordinary Course of Business; and
(r)

other unsecured Debt in an aggregate principal amount not to exceed at any time outstanding $50,000,000, provided that (i) Debt incurred pursuant to this clause (r) shall have a maturity date that is at least six months following the Maturity Date, (ii) no principal payments in respect of such Debt shall be required to be made prior to the date that is six months following the Maturity Date, (iii) the interest rate margin applicable to any Debt incurred pursuant to this clause (r) shall not exceed the sum of the Applicable Margin plus 3.00%, and (iv) no Event of Default has occurred and is continuing as of the date such Debt is incurred or would result from the incurrence thereof.

“Permitted Discretion” mean a determination made in good faith and in the exercise of reasonable business judgment.

“Permitted Distributions” means the following Distributions:  (a) dividends or distributions by any Credit Party to another Credit Party or any Subsidiary which is not a Credit Party to a Credit Party; (b) repurchases of stock of former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed $4,000,000 in the aggregate per calendar year; (c) Distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person; (d) Radius Health may make (x) the payment of the premium to the Hedge Provider due under and determined in accordance with the Permitted Bond Hedge Transaction (or in the case of capped calls, where such proceeds are not received but are reflected in a reduction of the premium) or (y) any payments or deliveries to the Hedge Provider required under and determined in accordance with the Permitted Warrant Transaction, in each case described in this clause (y), (i) by delivery of the Equity Interests of Radius Health upon settlement thereof or (ii) by (A) payment of an early termination amount thereof by the issuance of common stock of Radius Health upon any early termination thereof or (B) set-off against the related Permitted Bond Hedge Transaction, (e) cashless repurchases of Equity Interests of Radius Health deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (f) cash payments in lieu of the issuance of fractional shares; and (g) other Distributions of cash and Cash Equivalents not to exceed $10,000,000, in the aggregate for all Distributions pursuant to this clause (g), provided that (i) prior to the making of any such Distribution, Borrowers have provided a certificate and such other evidence as Agent may reasonably require demonstrating to Agent’s reasonable satisfaction that Borrowers will have Borrower Unrestricted Cash in an aggregate amount equal to or greater than $75,000,000 after giving pro forma effect to such Distribution and (ii) no Event of Default has occurred and is continuing at the time such Distributions are made or would result from the making thereof.

“Permitted Foreign Subsidiary License Transaction” means any Permitted Exclusive License entered into between an Excluded Foreign Subsidiary and a third party; provided that (a) Agent has received notice and copies of the applicable license documents at least five (5) Business Days prior to the date on which such transaction is consummated, (b) no Event of Default has occurred and is continuing or would result from the consummation of such a transaction, and (c) the Net Cash Proceeds of any and all payments, proceeds or other amounts paid or payable to or on behalf of an Excluded Foreign Subsidiary under or in connection with such Permitted Exclusive License are, at Agent’s election (in its sole discretion), either (i) distributed by such Excluded Foreign Subsidiary to a Borrower within ten (10) Business Days of receipt (or deemed receipt) thereof, or (ii) used to prepay the Term Loans in accordance with Section 2.1(a)(ii)(B)(iv); provided that Borrowers may elect to prepay the Term Loans using cash of the Credit Parties in the amount required pursuant to this clause (c) if, prior to the making of any such prepayment, Borrowers have provided a certificate and such other evidence as Agent may reasonably require demonstrating to Agent’s reasonable satisfaction that Borrowers will have Borrower Unrestricted Cash in an aggregate amount greater than or equal to $75,000,000 after giving pro forma effect to such prepayment.

“Permitted Investments” means:

(a)	(i) Investments in the Credit Parties and their Subsidiaries existing as of, and made prior to, the Closing Date and (ii) Investments shown on Schedule 5.7 and existing on the Closing Date;
(b)	to the extent constituting an Investment, cash and Cash Equivalents owned by such Person;

(c)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;
(d)

Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Credit Parties or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by the applicable Board of Directors (or other governing body), but the aggregate principal amount of all such loans and advances outstanding pursuant to this clause (d) may not exceed $2,000,000 at any time;

(e)

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(f)

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of any Credit Party in any Subsidiary;

(g)

Investments consisting solely of Deposit Accounts or Securities Accounts (i) of Excluded Subsidiaries and (ii) of the Credit Parties (x) in which Agent has received a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, or (y) constituting Excluded Accounts; provided that in no event shall any Investment consisting of a deposit or transfer of funds in or to a Deposit Account or Securities Account constitute a Permitted Investment unless such Investment is otherwise permitted pursuant to the terms of this Agreement;

(h)	Investments (i) by any Credit Party in any other Credit Party, (ii) by any Excluded Subsidiary in any Credit Party, and (iii) by any Excluded Subsidiary in any other Excluded Subsidiary;
(i)

so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, Investments of cash and Cash Equivalents in an Excluded Foreign Subsidiary but solely to the extent that the aggregate amount of such Investments made with respect to all Excluded Foreign Subsidiaries does not, at any time, exceed (x) $5,000,000 in any twelve (12) month period; provided that Credit Parties and their Subsidiaries may make an additional $5,000,000 of cash Investments in Excluded Foreign Subsidiaries during any such twelve (12) month period if prior to the making of any such additional Investments, Borrowers have provided a certificate and such other evidence as Agent may reasonably require demonstrating to Agent’s reasonable satisfaction that Borrowers will have Borrower Unrestricted Cash in an aggregate amount equal to or greater than $75,000,000 after giving pro forma effect to such Investment;

(j)

Investments of cash and Cash Equivalents by the Credit Parties in the Securities Subsidiary so long as (i) Borrowers are in compliance with Section 4.18 before and after giving effect to such Investment, (ii) no Event of Default has occurred and is continuing at the time such Investments are made or would result from the making thereof, and (iii) at no time does the aggregate amount of such Investments outstanding exceed $1,000,000;

(k)	Permitted Acquisitions;

(l)	the granting of Permitted Liens and Permitted Licenses;
(m)

to the extent constituting Investments, intercompany receivables that arise solely from customary transfer pricing and cost sharing arrangements (i.e., “cost plus” arrangements) and associated “true-up” payments among the Credit Parties and their respective Subsidiaries that are in the Ordinary Course of Business and only to the extent such arrangements are entered into in order to accurately reflect the costs of operating the business of Credit Parties and/or to maintain compliance with all applicable jurisdictional Tax requirements;

(n)	to the extent constituting Investments, Permitted Asset Dispositions, Permitted Distributions and Permitted Debt; and
(o)

so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, other Investments of cash and Cash Equivalents (other than Investments in Excluded Foreign Subsidiaries) in an amount not exceeding $15,000,000 in the aggregate during the term of the Agreement; provided that, prior to the making of any such Investments, Borrowers have provided a certificate and such other evidence as Agent may reasonably require demonstrating to Agent’s reasonable satisfaction that Borrowers will have Borrower Unrestricted Cash in an amount equal to or greater than $75,000,000 after giving pro forma effect to such Investment.

“Permitted License” means:

(a)

any non-exclusive license or sublicense of Intellectual Property rights (including licenses or sublicenses thereto) of Borrowers or their Subsidiaries so long as all such licenses or sublicenses (i) are granted in the Ordinary Course of Business, (ii) do not result in a legal transfer of title to the licensed property, and (iii) have been granted in exchange for fair consideration; provided that no such licenses may be granted if an Event of Default has occurred and is continuing or would result from the granting thereof;

(b)

any exclusive license or sublicense of or similar arrangement with respect to Intellectual Property rights (including licenses or sublicenses thereto) of Borrowers to an Excluded Foreign Subsidiary in connection with a Permitted Foreign Subsidiary License Transaction; provided that (i) no Event of Default has occurred and is continuing or would result from such transaction, (ii) such license, sublicense or other arrangement shall be exclusive (as applicable) solely as to discrete geographical areas outside of the United States, and (iii) such license, sublicense or other arrangement is entered into contemporaneously with a Permitted Foreign Subsidiary License Transaction and exists only so long as such Permitted Foreign Subsidiary License Transaction is in effect; and

(c)

any exclusive license or sublicense of or similar arrangement with respect to Intellectual Property rights (including licenses or sublicenses thereto) of Borrowers or their Subsidiaries; provided that:

i.

any such licenses, sublicense or other arrangements shall be exclusive (as applicable) solely as to discrete geographical areas outside of the United States; provided that Borrowers shall not be prohibited by this clause (c)(i) from entering into customary marketing agreements where co-exclusive marketing rights in the United States are granted to a third party (and

Borrowers have, for the avoidance of doubt, retained co-exclusive marketing rights in the United States for itself and its Subsidiaries);
ii.

all such licenses, sublicenses or other arrangements (A) are granted to, or entered with, third parties or Borrowers’ Subsidiaries in the Ordinary Course of Business, (B) do not result in a legal transfer of title to the licensed property, and (C) have been granted in exchange for fair consideration; and

iii.

no such licenses or sublicenses may be granted or arrangements entered into pursuant to this clause (c) if an Event of Default has occurred and is continuing or would result from the consummation of such a transaction (such licenses permitted pursuant to this clause (c), “Permitted Exclusive Licenses”).

“Permitted Liens” means:

(a)

deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA or, with respect to any ERISA Plan or Multiemployer Plan, the Code) pertaining to a Credit Party’s or its Subsidiary’s employees, if any;

(b)

deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business;

(c)

carrier’s, warehousemen’s, mechanic’s, workmen’s, materialmen’s, landlord’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not overdue for a period of more than 60 days, or which are being contested pursuant to a Permitted Contest;

(d)	Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;
(e)

Liens arising from judgments or orders for the payment of money (or appeal or other surety bonds relating thereto) not constituting an Event of Default under Section 10.1(h); provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(f)

with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, impair the use or operation of the Collateral for the use currently being made thereof or impair Credit Parties’ ability to pay the Obligations in a timely manner or impair the use of the Collateral or the ordinary conduct of the business of any Credit Party or any Subsidiary and which, in the case of any real estate that is part of the Collateral, are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the lien of the Security Documents;

(g)	Liens and encumbrances in favor of Agent under the Financing Documents;

(h)	Liens existing on the Closing Date and set forth on Schedule 5.2 and any Liens securing a Permitted Refinancing thereof;
(i)

any Lien on any equipment or fixed assets securing Debt permitted under clause (c) of the definition of Permitted Debt and the precautionary UCC filings in respect thereof, provided, however, that such Lien attaches concurrently with or within thirty (30) days after the acquisition thereof, and Liens on such equipment or fixed assets securing any Permitted Refinancing of such Debt;

(j)	to the extent constituting a Lien, the granting of a Permitted License;
(k)	purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into the Ordinary Course of Business;
(l)

Liens that are rights of set-off, bankers’ liens or similar non-consensual Liens relating to deposit or securities accounts in favor of banks, other depositary institutions and securities intermediaries solely to secure payment of fees and similar costs and expenses and arising in the Ordinary Course of Business;

(m)	Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;
(n)

Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted clause (f) of the definition of Permitted Debt;

(o)

Liens solely on any cash earnest money deposits made by a Borrower or any Subsidiary in connection with any letter of intent, purchase agreement or similar agreement with respect to any Permitted Investment;

(p)

Liens on cash and Cash Equivalents held in an Excluded Account securing letter of credit obligations, credit card obligations and other obligations which are permitted by clauses (l), (m) or (n) of the definition of Permitted Debt;

(q)	Liens and encumbrances in favor of the holders of the Affiliated Financing Documents; and
(r)

Liens (other than Liens arising under ERISA) not otherwise permitted pursuant to clauses (a)-(q), which secure obligations permitted under this Agreement not exceeding $2,000,000 in the aggregate at any one time outstanding.

“Permitted Modifications” means (a) such amendments or other modifications to a Credit Party’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective, and (b) such amendments or modifications to a Credit Party’s or Subsidiary’s Organizational Documents that would not adversely affect the rights and interests of Agent or Lenders and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective; provided that, if any amendment or modification involves a change in the name of a Credit Party or involves a reorganization of a Credit Party under the laws of a different jurisdiction, such Borrower or Subsidiary shall provide Agent with prior written notice thereof and shall have complied with the provisions of Section 9.2(e) (as applicable).

“Permitted Refinancing” means amendments, replacements, restructurings, refinancings, refundings, renewals, or extensions of all or any portion of Debt (such Debt being referred to herein as the “Original Debt”); provided that (a) the amount of the Original Debt is not increased (unless the additional amount is permitted pursuant to another provision of “Permitted Debt”) at the time of such refinancing, refunding, renewal or extension except by an amount equal to the existing unutilized commitments thereunder (to the extent permitted by this Agreement), accrued but unpaid interest thereon and a reasonable premium paid, and reasonable and customary fees and expenses reasonably incurred, in connection with such refinancing, refunding, restructuring, renewal or extension (including any fees and original issue discount incurred in respect of such resulting Debt), (b) the direct and contingent obligors of the Original Debt shall not be expanded as a result of or in connection with such refinancing, refunding, restructuring, renewal or extension (other than to the extent (i) any such additional obligors are or will become a Borrower, or (ii) as otherwise permitted by Section 5.1), (c) to the extent the applicable Original Debt is subordinated in right of payment and/or in right of security to any of the Obligations, such refinancing, refunding, renewal or extension is subordinated in right of payment and/or in right of security to such Obligations on terms (taken as a whole) at least as favorable to Agent and Lenders as those contained in the documentation governing the applicable Original Debt (as determined by Agent in its reasonable discretion) or otherwise reasonably acceptable to the Agent, (d) other than with respect to Debt incurred pursuant to clauses (c) or (m) of the definition of Permitted Debt, such refinancing, refunding, renewal or extension has a final maturity date and a weighted average life to maturity equal to or later than the final maturity date and weighted average life to maturity of the applicable Original Debt, (e) (i) if the Original Debt was unsecured, such refinancing, refunding, renewal or extension shall be unsecured, (ii) if the Original Debt was secured, such refinancing, refunding, renewal or extension shall not be secured by any assets other than the assets securing the applicable Original Debt, (f) the terms of such refinancing, refunding, renewal or extension (A) are on prevailing market terms at the time of issuing or borrowing for the type of financing and for the quality of the issuer or borrower, or (B) are not taken as a whole, materially less favorable to the obligor thereunder than the terms of the Original Debt (other than covenant or any other provisions applicable only to periods after the Maturity Date) in each case, as determined by the Borrowers and their advisors in their reasonable business judgment, and (g) other than with respect to Debt incurred pursuant to clauses (c) or (m) of the definition of Permitted Debt, at the time of such refinancing, refunding, renewal or extension of such Debt, no Event of Default shall have occurred and be continuing or result therefrom.

“Permitted Warrant Transaction” means any call option, warrant or contractual right to purchase Radius Health’ Equity Interests sold by a Credit Party to the Hedge Provider concurrently with any purchase by a Credit Party of a related Permitted Bond Hedge Transaction from the Hedge Provider for which the strike price (or the analogous term defined therein) is greater than the strike price (or the analogous term defined therein) for the Permitted Bond Hedge Transaction; provided that such call option, warrant or contractual right will be entered into between the applicable Credit Party and the Hedge Provider under an ISDA Master Agreement and there shall be no Credit Support Annex, Credit Support Documentation, Credit Support Provider, security, guaranty or other credit support with respect thereto, in each case, provided by Radius Health or any other Borrower or Subsidiary thereof; provided, further that immediately before and after giving pro forma effect to the sale of such call option, warrant or contractual right and any concurrent provisions of proceeds thereof, no Default or Event of Default shall have occurred and be continuing hereunder.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Prepayment Fee” has the meaning set forth in Section 2.2(i).

“Products” means, from time to time, any products currently manufactured, sold, developed, tested, marketed or acquired by any Borrower or any of its Subsidiaries, including without limitation, those products set forth on Schedule 4.17; provided, that, for the avoidance of doubt, any new Product not disclosed on Schedule 4.17 shall still constitute a “Product” as herein defined.

“Pro Rata Share” means (a) with respect to a Lender’s obligation to make advances in respect of a Term Loan and such Lender’s right to receive payments of principal and interest with respect to the Term Loans, the Term Loan Commitment Percentage of such Lender in respect of such Term Loan, and (b) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the Term Loan Commitment Amount of such Lender (or, in the event the Term Loan Commitment shall have been terminated, such Lender’s then outstanding principal advances of such Lender under the Term Loan), by (ii) the sum of the Term Loan Commitment (or, in the event the Term Loan Commitment shall have been terminated, the then outstanding principal advances of such Lenders under the Term Loan) of all Lenders; provided, however, that in the event that the Term Loan Tranche 1 Funding Date has not occurred, (i) each reference in this definition to a Term Loan shall mean a Term Loan deemed made in respect of the Converted Term Loan Tranche 1 Commitment, (ii) each reference in this definition to the Term Loan Commitment Percentage of a Lender shall mean such Lender’s Term Loan Commitment Percentage in respect of the Converted Term Loan Tranche 1 Commitment, (iii) each reference in this definition to the Term Loan Commitment Amount shall mean the Converted Term Loan Tranche 1 Commitment Amount and (iv) each reference in this definition to the Term Loan Commitment shall mean the Converted Term Loan Tranche 1 Commitment.

“Radius Health” has the meaning set forth in the preamble.

“Radius Pharma” has the meaning set forth in the preamble.

“Radius Ventures” has the meaning set forth in the preamble.

“Reaffirmation Agreement” means that certain Reaffirmation Agreement and Omnibus Joinder and Amendment, dated as of the Closing Date, by and among the Borrowers and the Agent, as amended, restated, supplemented or modified from time to time.

“Recall” means a Person’s Removal or Correction of a marketed product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action, e.g., seizure.

“Register” has the meaning set forth in Section 11.17(a)(iii).

“Registered Intellectual Property” means any patent, registered trademark or servicemark, registered copyright, or any pending application for any of the foregoing.

“Regulatory Reporting Event” has the meaning set forth in Section 4.1.

“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA, DEA or any other applicable Governmental Authority, including without limitation Drug Applications, necessary for the testing, manufacture, marketing or sale of any Product by any applicable Borrower(s) and its Subsidiaries as such activities are being conducted by such Borrower and its Subsidiaries with respect to such Product at such time and any drug listings and drug establishment registrations under 21 U.S.C. Section 360, registrations issued by DEA under 21 U.S.C. Section 823 (if applicable to any Product), and those issued by State governments for the conduct of any Borrower’s or any Subsidiary’s business.

“Removal” means the physical removal of a product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.

“Required Lenders” means at any time Lenders holding (a) fifty-one percent (51%) or more of the sum of the Term Loan Commitment (taken as a whole), or (b) if the applicable Term Loan Commitments have been terminated or expired, fifty-one percent (51%) or more of the then aggregate outstanding principal balance of the applicable tranche of Term Loans.

“Required Repurchase Date” has the meaning set forth in Section 5.5(d)(viii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer, Controller, Treasurer, General Counsel or any other officer of the applicable Borrower reasonably acceptable to Agent.

“Revolving Loans” has the meaning set forth in the Affiliated Credit Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.

“Securities Subsidiary” means any “Security Corporation” as defined in 830 Code of Mass. Regulations 63.38B.1, including Radius Health Securities Corporation so long as it continues to qualify as such.

“Security Document” means this Agreement, the Reaffirmation Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its debts and liabilities (including subordinated and Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and

(c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Specified Event of Default” means an Event of Default pursuant to Section 10.1(a)(i), Section 10.1(a)(ii), Section 10.1(e), or Section 10.1(f).

“Stated Rate” has the meaning set forth in Section 2.7.

“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent.  As of the Closing Date, there is no Subordinated Debt.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance reasonably acceptable to Agent in its sole discretion.  As of the Closing Date, there are no Subordinated Debt Documents.

“Subordination Agreement” means each agreement between Agent and another creditor of the Credit Parties, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Credit Party and/or the Liens securing such Debt granted by any Credit Party to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its Permitted Discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation (or any foreign equivalent thereof) of which an aggregate of more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Equity Interests whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company (or any foreign equivalent thereof) in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by a Borrower for non-speculative purposes either (a) to provide protection against fluctuations in interest or currency exchange rates or (b) in connection with any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) any date on which the maturity of the Loans is accelerated pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.11.

“Term Loan” means, collectively, the Term Loan Tranche 1 and the Term Loan Tranche 2.

“Term Loan Tranche 1” means the term loans made hereunder in respect of the Lenders’ Term Loan Tranche 1 Commitments.

“Term Loan Tranche 1 Commitment Amount” means, with respect to each Lender, the sum of such Lender’s Converted Term Loan Tranche 1 Commitment Amount plus such Lender’s New Term Loan Tranche 1 Commitment Amount.

“Term Loan Tranche 1 Commitments” means, with respect to each Lender, the sum of such Lender’s New Term Loan Tranche 1 Commitment plus such Lender’s Converted Term Loan Tranche 1 Commitment.

“Term Loan Tranche 1 Funding Date” has the meaning set forth in Section 2.1(a)(i)(A).

“Term Loan Tranche 2” has meaning set forth in Section 2.1(a)(i)(B).

“Term Loan Tranche 2 Activation Date” means the date, if any, occurring prior to the Term Loan Tranche 2 Commitment Termination Date on which Agent and each Lender with a Term Loan Tranche 2 Commitment consents in their sole discretion to a written request from Borrowers to activate the Term Loan Tranche 2 Commitment in accordance with the terms of this Agreement; provided, however, Agent and Lenders shall have no obligation whatsoever to consent to any requested activation of the Term Loan Tranche 2 Commitment and the written consent of Agent and all Lenders with a Term Loan Tranche 2 Commitment shall be required in order to activate the Term Loan Tranche 2 Commitment.

“Term Loan Tranche 2 Commitment Amount” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Annex A hereto under the caption “Term Loan Tranche 2 Commitment Amount”, as amended from time to time to reflect any permitted and effective assignments and as such amount may be reduced or terminated pursuant to this Agreement.

“Term Loan Tranche 2 Commitment Termination Date” means the earliest to occur of (a) the date that is one year after the Closing Date, (b) the date that is five (5) Business Days following the Term Loan Tranche 2 Activation Date (or such later date to which the Lenders with Term Loan Tranche 2 Commitments may agree), and (c) the date on which Agent provides notice to the Credit Parties, following the occurrence of an Event of Default (which has not been waived or cured as of the date such notice is given), that the Term Loan Tranche 2 Commitments have been terminated.

“Term Loan Tranche 2 Commitments” means the sum of each Lender’s Term Loan Tranche 2 Commitment Amount.

“Term Loan Commitment Amount” means, with respect to each Lender, the sum of such Lender’s Term Loan Tranche 1 Commitment Amount and Term Loan Tranche 2 Commitment Amount.

“Term Loan Commitment Percentage” means, as to any Lender with respect to each of such Lender’s Term Loan Commitments, (a) on the Closing Date, with respect to each tranche of the Term Loan, the applicable percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Term Loan Tranche 1 Commitment Percentage”, and “Term Loan Tranche 2 Commitment percentage”, (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, as applicable to each tranche of Term Loan, the percentage equal to (i) the Term Loan Tranche 1 Commitment of such Lender on such date divided by the aggregate Term Loan Tranche 1 Commitments on such date, or (ii) the

Term Loan Tranche 2 Commitment of such Lender on such date divided by the aggregate Term Loan Tranche 2 Commitments on such date.

“Term Loan Commitments” means the Term Loan Tranche 1 Commitments, and the Term Loan Tranche 2 Commitments.  For the avoidance of doubt, the aggregate Term Loan Commitments of all Lenders on the Closing Date shall be $175,000,000.

“Testing Date” has the meaning set forth in Section 6.1.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” means the United States of America.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8(c)(i).

“Withholding Agent” means any Borrower or Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis, in all material respects, consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date.  If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and

(b) Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein. Notwithstanding anything to the contrary, for all purposes under this Agreement and the other Financing Documents, unless the Borrower Representative has notified the Agent in writing that this sentence shall not apply with respect to an applicable period, each provision of this Agreement and the other Financing Documents shall be determined without giving effect to Accounting Standards Codification Topic No. 842, Leases, except that financial statements delivered pursuant to Section 4.1 may be prepared in accordance with GAAP (including giving effect to ASC 842 (Leases)) as in effect at the time of delivery.

Section 1.3Other Definitional and Interpretive Provisions.  References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”.  Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.  References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.  References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States.  References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto.  References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC.  All references herein to times of day shall be references to daylight or standard time, as applicable.  All references herein to a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or analogous term, will be construed to mean also a division of or by a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable.  Any series of limited liability company shall be considered a separate Person.

Section 1.4Settlement and Funding Mechanics.  Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

Section 1.5Time is of the Essence.  Time is of the essence in Borrowers’ and each other Credit Party’s performance under this Agreement and all other Financing Documents.

Section 1.6Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Article 2 - LOANS

Section 2.1Loans.

(a)Term Loans.

(i)Term Loan Amounts.

(A)On the terms and subject to the conditions set forth herein and in the other Financing Documents, (1) on the Closing Date, the Existing Term Loans shall be deemed to have been, and hereby are, converted into a portion of the outstanding principal amount of the Term Loan Tranche 1 in respect of each Lender’s Converted Term Loan Tranche 1 Commitment hereunder in like amount (the “Converted Term Loan Tranche 1 Loans”), without constituting a novation of the Existing Term Loans, and each Lender’s obligation to fund in respect of the portion of its Converted Term Loan Tranche 1 Commitment shall be deemed satisfied on the Closing Date as a result of such conversion; and (2) each Lender with a New Term Loan Tranche 1 Commitment severally hereby agrees to make to Borrowers a Term Loan on March 11, 2021 (the “Term Loan Tranche 1 Funding Date”) in an original aggregate principal amount equal to such Lender’s New Term Loan Tranche 1 Commitment.  No Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded.

(B)On the terms and subject to the conditions set forth herein and in the other Financing Documents, each Lender with a Term Loan Tranche 2 Commitment severally hereby agrees to make to Borrowers a Term Loan on a Business Day occurring on or after the Term Loan Tranche 2 Activation Date and on or prior to the Term Loan Tranche 2 Commitment Termination Date in an original aggregate principal amount equal to the Term Loan Tranche 2 Commitment (the “Term Loan Tranche 2”).  Each such Lender’s obligation to fund the Term Loan Tranche 2 shall be limited to such Lender’s Term Loan Tranche 2 Commitment Percentage, and no Lender shall have any obligation to fund any portion of any Term Loan required to be funded by any other Lender, but not so funded.  Unless previously terminated, upon the Term Loan Tranche 2 Commitment Termination Date, the Term Loan Tranche 2 Commitment shall thereupon automatically be terminated and the Term Loan Tranche 2 Commitment Amount of each Lender as of such date shall be reduced by such Lender’s Pro Rata Share of such total reduction in the Term Loan Commitments.

(C)No Borrower shall have any right to reborrow any portion of the Term Loan that is repaid or prepaid from time to time. As a condition to each Term Loan advance, Borrowers shall have delivered to Agent an irrevocable Notice of Borrowing with respect to such proposed Term Loan advance, (i) in the case of a Term Loan Tranche 1 borrowing, on the Closing Date and (ii) in the case of a Term Loan Tranche 2 borrowing, no later than noon (Eastern time) ten (10) Business Days (or such shorter period as may be agreed by Agent  and the Lenders) prior to such proposed borrowing.

(ii)Scheduled Repayments; Mandatory Prepayments; Optional Prepayments.

(A)There shall become due and payable, and Borrowers shall repay each Term Loan through, scheduled principal payments as set forth on Schedule 2.1 attached hereto.  Notwithstanding the payment schedule set forth above, the outstanding principal amount of each Term Loan shall become immediately due and payable in full on the Termination Date.

(B)There shall become due and payable and Borrowers shall prepay the Term Loan (or, in the case of clause (ii) below, the Lenders shall apply to the Term Loan) in the following amounts and at the following times:

(i)unless Agent shall otherwise consent in writing, no later than ten (10) Business Days following the date on which any Credit Party (or

Agent as loss payee or assignee) receives any Net Cash Proceeds in excess of $1,000,000 in connection with any casualty event with respect to assets which constitute Collateral, an amount equal to one hundred percent (100%) of such excess Net Cash Proceeds, or such lesser portion of such proceeds as Agent shall elect to apply to the Obligations;

(ii)an amount equal to any interest that is deemed to be in excess of the Maximum Lawful Rate (as defined below) and is required to be applied to the reduction of the principal balance of the Loans by any Lender as provided for in Section 2.7;

(iii)without limiting Section 5.6(b) and unless Agent shall otherwise consent in writing, no later than ten (10) Business Days following the date on which any Credit Party receives any Net Cash Proceeds from any Asset Disposition that is not permitted by this Agreement or made pursuant to clause (j) of the definition of Permitted Asset Disposition (but solely in the case of such Permitted Asset Dispositions to the extent the Net Cash Proceeds are in excess of $1,000,000), an amount equal to one hundred percent (100%) of such Net Cash Proceeds of such Asset Disposition, or such lesser portion as Agent shall elect to apply to the Obligations;

(iv)if any Borrower or any Excluded Foreign Subsidiary has entered into a Permitted Foreign Subsidiary License Transaction and Agent has elected to require Borrowers to prepay the Loans in connection therewith, Borrowers shall prepay the Term Loans in an amount equal to 100% of the Net Cash Proceeds received by (or deemed received by) any Excluded Foreign Subsidiary or any Credit Party under or in connection with any Permitted Foreign Subsidiary License Transaction by the date that is ten (10) Business Days after such receipt (or deemed receipt) of such Net Cash Proceeds; and

(v)if Borrowers fail, for any reason, to redeem, repurchase or otherwise retire for value (and otherwise extinguish their obligations in respect of) the 2024 Convertible Notes by the Required Repurchase Date in a principal amount equal to or greater than an amount equal to (x) the Closing Date Funding Amount minus (y) $35,000,000 (such amount, the “Prepayment Threshold”), then Borrower shall prepay the Term Loans in an aggregate principal amount equal to (x) the Prepayment Threshold minus (y) the principal amount of the 2024 Convertible Notes redeemed, repurchased or otherwise retired for value pursuant to Section 5.5(d)(viii), by the date that is five (5) Business Days after the Required Repurchase Date;

Notwithstanding the foregoing and so long as no Event of Default then exists, any such Net Cash Proceeds from a casualty event or from an Asset Disposition (other than a Permitted Foreign Subsidiary License Transaction), may, instead of being applied to the Term Loan, be used by the applicable Credit Party or Subsidiary within three hundred and sixty (360) days from the receipt of such proceeds to replace, repair, purchase or otherwise reinvest such proceeds in assets used or useful in the business of the Credit Parties (including pursuant to a Permitted Acquisition or other Investment), provided, however, that such proceeds are deposited into a Deposit Account that is subject to a Deposit Account Control Agreement promptly upon receipt by such Borrower.  All sums held by Agent pending reinvestment as described above shall be deemed additional collateral for the Obligations.

(C)Borrowers may from time to time, with at least five (5) Business Days’ prior notice to Agent thereof, prepay the Term Loan in whole or in part; provided, however, that each such prepayment shall be in an amount equal to $1,000,000 (or a higher integral multiple of $250,000) (or, if less, the outstanding principal balance of the Term Loan) and shall be accompanied by all prepayment fees or other fees required hereunder and any fees required under the Fee Letter or any Financing Document in connection with such prepayment.

(iii)All Prepayments.  Except as this Agreement may specifically provide otherwise, all prepayments of the Term Loan pursuant to Section 2.1(a)(ii) shall be applied by Agent pro rata amongst each tranche of outstanding Term Loans and, within each tranche, pro rata among the remaining amortization installments of such tranche.

(iv)LIBOR Rate.

(A)Except as provided in subsection (C) below, the Term Loan shall accrue interest at the LIBOR Rate plus the Applicable Margin.

(B)The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate so long as such increased costs have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefore; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (I) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (II) repay the Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.

(C)In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to maintain Loans bearing interest based upon the LIBOR Rate or to continue such maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender, (I) in the case of the pro rata share of the Term Loan held by such Lender and then outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such portion of the Term Loan, and interest upon such portion thereafter shall accrue interest at the Base Rate plus the Applicable Margin, and (II) such portion of the Term Loan shall continue to accrue interest at the Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Term Loan at the LIBOR Rate.

(D)Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

(b)[Reserved].

Section 2.2Interest, Interest Calculations and Certain Fees.

(a)Interest.  From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin.  Interest on the Loans shall be paid monthly in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise.  Interest on all other Obligations shall be payable upon demand.

(b)[Reserved].

(c)Fee Letter.  In addition to the other fees set forth herein, the Borrowers agree to pay Agent the fees set forth in the Fee Letter.

(d)[Reserved].

(e)[Reserved].

(f)Origination Fee.  On the Term Loan Tranche 1 Funding Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Term Loans on the Term Loan Tranche 1 Funding Date, or deemed to have made Term Loans on the Closing Date, in accordance with their Pro Rata Shares, a fee in an amount equal to $1,875,000.  If the Term Loan Tranche 2 is funded, on the date of such funding, Borrowers shall pay Agent, for the benefit of all Lenders committed to make the Term Loan Tranche 2 on the date of such borrowing, in accordance with their Pro Rata Shares, a fee in an amount equal to the aggregate amount of all Term Loans funded on such date pursuant to the Term Loan Tranche 2 Commitments multiplied by one and one half percent (1.50%).  All fees payable pursuant to this paragraph shall be deemed fully earned when due and payable and non-refundable as of the Term Loan Tranche 1 Funding Date or, as applicable, the date on which the Term Loan Tranche 2 is funded.

(g)[Reserved].

(h)[Reserved].

(i)Prepayment Fee.  If any advance under the Term Loan is prepaid at any time, in whole or in part, pursuant to (i) Section 2.1(a)(ii)(B)(iv), (ii) Section 2.1(a)(ii)(B)(v), (iii) Section 2.1(a)(ii)(C), or (iv) Section 2.11(b), or if the Term Loan shall become accelerated (including any automatic acceleration due to the occurrence of an Event of Default described in Section 10.1(f)) or otherwise) and due and payable in full on or prior to the first anniversary of the Closing Date, Borrowers shall pay to Agent, for the benefit of all Lenders committed to make Term Loan advances, as compensation for the costs of such Lenders making funds available to Borrowers under this Agreement, a prepayment fee (the “Prepayment Fee”) calculated in accordance with this subsection.  The Prepayment Fee in respect of each Term Loan shall be equal to an amount determined by multiplying the principal amount being prepaid (or required to be prepaid, if such amount is greater) by the following applicable percentage amount:  (w) three percent (3.0%) for the first year following the Closing Date, and (x) zero percent (0%) following the first anniversary of the Closing Date.  All fees payable pursuant to this paragraph shall be deemed fully earned when due and payable and non-refundable once paid.

(j)Audit Fees.  Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable and documented out-of-pocket fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers; subject to the limitations set forth in Section 4.6 (in the case of audits and field examinations) and Section 4.14(d) (in the case of valuations or appraisals of the Collateral).

(k)Wire Fees.   Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, promptly following written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s then current wire fee schedule (available upon written request of the Borrowers).

(l)Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date or, interest due on the Obligations are not timely made and remain overdue for a period of five (5) Business Days, Borrowers shall promptly pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to two percent (2.0%) of each delinquent payment.

(m)Computation of Interest and Related Fees.  All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding of a Loan shall be included in the calculation of interest.  The date of payment of a Loan shall be excluded from the calculation of interest.  If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(n)Automated Clearing House Payments.  If Agent (or its designated servicer or trustee on behalf of a securitization vehicle) so elects, monthly payments of principal, interest, fees, expenses or any other amounts due and owing from Borrowers to Agent hereunder shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt.  Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting.  In no event shall any such payments be refunded to Borrowers.

Section 2.3Notes.  The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Term Loan Commitment Amount.

Section 2.4Reserved.

Section 2.5Reserved.

Section 2.6General Provisions Regarding Payment; Loan Account.

(a)All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto).  Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.

(b)Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document.  Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement).  Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7Maximum Interest.  In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction.  Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers.  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8Taxes; Capital Adequacy.

(a)All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future Taxes, except as required by applicable Law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and if any such withholding or deduction is in respect of any Indemnified Taxes, then the Borrowers shall pay such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required (including, without limitation, such withholdings and deductions applicable to additional sums payable under this Section 2.8).  After payment of any Tax by a Borrower to a Governmental Authority pursuant to this Section 2.8, such Borrower shall promptly forward to Agent the original or a certified copy of an official receipt, a copy of the return reporting such payment, or other documentation satisfactory to Agent evidencing such payment to such authority. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(b)The Borrowers shall indemnify Agent and Lenders, within ten (10) days after demand thereof, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate in reasonable detail as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c)Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Financing Document shall deliver to Borrower Representative and Agent, at the time or times prescribed by applicable Law or reasonably requested by Borrower Representative or Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower Representative or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.8(c)(i), 2.8(c)(ii) and 2.8(e) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall, to the extent permitted by Law, execute and deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent) whichever of the following is applicable:  (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Financing Document, two (2) properly completed and executed originals of United States Internal Revenue Service (“IRS”) Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Documents, two (2) properly completed and executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) two (2) executed originals of Form W-8ECI (or successor form); (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form); (D) to the extent a Foreign Lender is not the beneficial owner, two (2) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; or (E) other applicable forms, certificates or documents prescribed by the IRS.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Agent in writing of its legal inability to do so.  In addition, to the extent permitted by applicable Law, such forms shall be delivered by each Foreign Lender upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each Foreign Lender shall promptly notify Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower Representative (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(ii)Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, to the extent permitted by Law, provide to Borrower Representative and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), a properly completed and executed IRS Form W-9 or any successor form certifying as to such Lender’s entitlement to an exemption from U.S. backup withholding and other applicable forms, certificates or documents prescribed by the IRS or reasonably requested by Borrower Representative or Agent.  Each such Lender shall promptly notify Borrowers at any time it determines that any certificate previously delivered to Borrower Representative (or any other form of certification adopted by the U.S. governmental authorities for such purposes) is no longer valid.

(iii)Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Agent to determine the withholding or deduction required to be made.

(d)If any Lender determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes as to which it has been indemnified by any Borrower pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), then it shall promptly pay an amount equal to such refund to Borrowers, net of all reasonable out-of-pocket expenses of such Lender or of Agent with respect thereto, including any Taxes; provided, however, that Borrowers, upon the written request of such Lender or Agent, agree to repay any amount paid over to Borrowers to such Lender or to Agent (plus any related penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or Agent is required, for any reason, to disgorge or otherwise repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 2.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 2.8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e)If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower Representative or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit

Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.17 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this paragraph (f).

(g)Each party’s obligations under Section 2.8(a) through (f) shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations hereunder.

(h)If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.

(i)If any Lender requests compensation under either Section 2.1(a)(iv) or Section 2.8(h), or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 11.17) to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender (as determined in its sole good faith discretion).  Without limitation of the provisions of Section 12.14, each Borrower hereby agrees to pay all reasonable and documented, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.9Appointment of Borrower Representative.

(a)Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing, give instructions with respect to the disbursement of the proceeds of the Loans , giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents.  Agent and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.9.  Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, shall be remitted or issued to or for the account of such Borrower.

(c)Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent, Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.

(d)Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.

(e)No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent.  If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent as such successor).  Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term “Borrower Representative” means such successor Borrower Representative for all purposes of this Agreement and the other Financing Documents, and the retiring or terminated Borrower Representative’s appointment, powers and duties as Borrower Representative shall be thereupon terminated.

Section 2.10Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.

(a)Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein.  Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement.  Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons.  Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.  In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together.  By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

(b)Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below).  Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly.  For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c)Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Borrower.  Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers.  All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of any other Borrower.

(d)Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(e)Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance.  Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property.  The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations have been indefeasibly paid and satisfied in full.  As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral.  As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to Zero Dollars ($0) through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.

Section 2.11 Termination; Restriction on Termination.

(a)Termination by Lenders.  In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

(b)Termination by Borrowers.  Upon at least five (5) Business Days’ prior written notice and pursuant to customary payoff documentation, Borrowers may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid all the Obligations (other than contingent indemnification obligations for which no claim has been made) in cash in full in accordance with Section 2.11(c).   Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice; provided that a notice of termination of the

Loans delivered by the Borrowers may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Debt or any other specified event, in which case such notice may be revoked by the Borrowers (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.  Borrowers may elect to terminate this Agreement in its entirety only.  No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c)Effectiveness of Termination.  All of the Obligations shall be immediately due and payable upon the Termination Date.  All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations (other than contingent indemnification obligations for which no claim has been made) have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2 and the terms of any Fee Letter resulting from such termination.

Article 3 - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1Existence and Power.  Each Credit Party (a) is an entity as specified on Schedule 3.1, (b) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization specified on Schedule 3.1, (c) has the same legal name as it appears in such Credit Party’s Organizational Documents as specified on Schedule 3.1, (d) has all powers to own its assets and has powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such powers or Permits would not reasonably be expected to have a Material Adverse Effect, and (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except in the case of this clause (e) where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.1, no Credit Party (x) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (y) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2Organization and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority other than (i) recordings, filings and other perfection actions in connection with the Liens granted to Agent under this Agreement or any Security Document and (ii) those obtained or made on or prior to the Closing Date and (d) do not violate, conflict with or cause a breach or a default under (i) any Law applicable to any Credit Party, (ii) any of the Organizational Documents of any Credit Party, or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as would not, with respect to clauses (d)(i) and (iii) above, reasonably be expected to have a Material Adverse Effect.

Section 3.3Binding Effect.  Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.  Each Financing Document has been duly executed and delivered by each Credit Party party thereto.

Section 3.4Capitalization.  The issued and outstanding equity securities of each of the Credit Parties (other than Radius Health) as of the Closing Date are as set forth on Schedule 3.4.  All issued and outstanding equity securities of each of the Credit Parties (other than Radius Health) are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable state and federal Laws governing the issuance of such equity securities.  The identity of the holders of the equity securities of each of the Credit Parties (other than Radius Health) and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties (other than Radius Health) as of the Closing Date is set forth on Schedule 3.4.  No Equity Interests of any Credit Party, other than those of Radius Health or described above, are issued and outstanding as of the Closing Date.

Section 3.5Financial Information.  The balance sheets and financial statements of Radius Health and its Subsidiaries delivered to Agent pursuant to Section 4.1 fairly presents the financial position of Radius Health and its Subsidiaries (on a consolidated basis) as of such date in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures).  Since December 31, 2019, there has been no Material Adverse Effect.

Section 3.6Litigation.  Except as set forth on Schedule 3.6, as of the Closing Date, there is no Litigation pending against, or to such Borrower’s knowledge threatened in writing against, any Credit Party, (a) which could reasonably be expected to (i) result in any judgment or liability of more than Ten Million Dollars ($10,000,000) or (ii) have a Material Adverse Effect, or (b) which in any manner challenges the validity of any of the Financing Documents.

Section 3.7Ownership of Property.  Each Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all properties, accounts and other assets (real or personal, tangible, intangible or mixed) reasonably necessary in the ordinary conduct of the business of such Person, in each case, subject to Permitted Liens. Nothing in this Section 3.7 shall be construed as representations or warranties with respect to the title in or to Intellectual Property assets of any Borrower or any of their Subsidiaries, which representations and warranties are given in Section 3.19.

Section 3.8No Default.  No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing.  No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party, which breach or default would reasonably be expected to have a Material Adverse Effect.

Section 3.9Labor Matters.  As of the Closing Date, there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened against any Credit Party.  To Borrowers’ knowledge, hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters except as would not reasonably be expected to have a Material Adverse Effect.  All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be, except as would not reasonably be expected to have a Material Adverse Effect.  The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10Investment Company Act.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11Margin Regulations.

(a)The Borrowers and their Subsidiaries do not own or hold any Margin Stock other than Equity Interests of Radius Health.  Not more than five percent (5%) of the value of the assets of the Credit Parties, on a consolidated basis, is Margin Stock.

(b)None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose, in each case, so as to cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board or otherwise in a manner that violates Regulation U issued by the Federal Reserve Board.

Section 3.12Compliance With Laws; Anti-Terrorism Laws.

(a)Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b)None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting directly or indirectly for or on behalf of a Blocked Person, (v) is associated with or will become associated with a Blocked Person or (vi) is providing or will provide material, financial or technical support or other services to or in support of a Blocked Person.  No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement directly or indirectly, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13Taxes.  All federal and material foreign, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all federal and material state and local Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.  Except to the extent subject to a Permitted Contest, all material state and local sales and use Taxes required to be paid by each Credit Party have been paid.  All federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.  For purposes of this Section 3.13, any foreign, state or local tax, assessment, deposit or contribution, and any return with respect thereto, shall not be considered “material” if it is equal to or less than $750,000 in the aggregate for all taxes; provided that all foreign, state or local tax, assessment, deposit or contribution, and any return with respect thereto shall be considered “material” if the nonpayment thereof or failure to file could be reasonably be expected to have a Material Adverse Effect.

Section 3.14Compliance with ERISA.

(a)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects, (ii)  each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently and (iii) no Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b)Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Borrower and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein.  During the thirty-six (36) month period prior to the Closing Date or the making of any Loan (i) no steps have been taken to terminate any ERISA Plan, and (ii) no contribution failure has occurred with respect to any ERISA Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA.  No condition exists or event or transaction has occurred with respect to any ERISA Plan which could reasonably be expected to result in the incurrence by any Credit Party of any material liability, fine or penalty under ERISA or the Code.  No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee ERISA Plan.  Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, all contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits  or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15Consummation of Financing Documents; Brokers.   Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16Reserved.

Section 3.17Material Contracts.  The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.18Compliance with Environmental Requirements; No Hazardous Materials.  Except in each case as set forth on Schedule 3.18, as of the Closing Date:

(a)no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and

(b)no property now owned or leased by any Credit Party and, to the knowledge of each Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA.

Section 3.19Intellectual Property and License Agreements.  A list of all Registered Intellectual Property that is owned by any Credit Party and all material in-bound license or sublicense agreements with respect to any Intellectual Property owned by a third party that is used in and material to the conduct of a Credit Party’s business as currently conducted or exclusive out-bound license or sublicense agreements with respect to any material Intellectual Property owned by a Credit Party (but excluding in-bound licenses of over-the-counter software that is commercially available to the public or licenses to other Intellectual Property licensed or otherwise made available pursuant to a click-wrap, shrink wrap or similar agreement or on a subscription basis) (collectively, “License Agreements”), as of the Closing Date and, as updated pursuant to Section 4.15, is set forth on Schedule 3.19.  Except for Permitted Licenses, each Credit Party is the sole owner of its material Registered Intellectual Property free and clear of any Liens other than Permitted Liens.  To the knowledge of each Credit Party (after reasonable inquiry), (a) each material patent within the Registered Intellectual Property is valid and enforceable, (b) no material part of the Registered Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (c) no written claim has been made that any part of the Material Intangible Assets owned by the Credit Parties violates the rights of any third party, except, in the case of clause (c) as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.20Solvency.  After giving effect to the Loan advance and the liabilities and obligations of the Credit Parties under the Financing Documents, Radius Health and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.21Full Disclosure.  None of the written factual information (other than any projections and pro forma financial information and any general economic or specific industry information) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, when furnished and when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were made.  All financial projections delivered to Agent and the Lenders by Borrowers (or their agents)

have been prepared on the basis of assumptions believed by such Borrower to be fair and reasonable in light of current business conditions as of the date thereof; provided, however, that such projections are subject to uncertainties and contingencies, that no assurances can be given that any particular projections will be attained and that actual results during the period or periods covered by such financial information may differ significantly from the projected results set forth therein and that such differences may be material.

Section 3.22Reserved.

Section 3.23Subsidiaries.  Borrowers do not own any stock, partnership interests, limited liability company interests or other equity securities or Subsidiaries except for Permitted Investments.

Section 3.24Regulatory Matters.

(a)All of Borrowers’ and their Subsidiaries’ material Products and material Regulatory Required Permits (limited to those Regulatory Required Permits the loss of which would  reasonably be expected to have a Material Adverse Effect) are listed on Schedule 4.17 on the Closing Date.  With respect to each such Product, (i) the Borrowers and their Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product as currently being conducted by or on behalf of Borrowers and (ii) such Product is being tested, manufactured, marketed or sold, as the case may be, by Borrowers (or, to Borrowers’ knowledge, by any applicable third parties under contract with, and acting on behalf of, Borrowers) in material compliance with all applicable Laws and Regulatory Required Permits, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)None of the Borrowers or any Subsidiary thereof are in violation of any Healthcare Law, which violation would reasonably be expected to have a Material Adverse Effect.

(c)Except as would not reasonably be expected to result in a Material Adverse Effect, no Borrower or any Subsidiary thereof receives any payments directly (including through any third party payment processor) from Medicare, Medicaid, or TRICARE.

(d)Except as would not reasonably be expected to result in a Material Adverse Effect, to Borrowers’ knowledge (after reasonable inquiry), none of the Borrowers or their Subsidiaries’ officers, directors, employees, shareholders, their agents or affiliates has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(e)Except as would not reasonably be expected to result in a Material Adverse Effect, each Product (i) is not adulterated or misbranded within the meaning of the FDCA; (ii) is not an article prohibited from introduction into interstate commerce under the provisions of Section 505 of the FDCA; and (iii) has been and/or shall be manufactured in accordance with Good Manufacturing Practices.

(f)No Borrower, nor any Subsidiary thereof, is subject to any proceeding, suit or, to any Borrower’s knowledge, investigation by any federal, state or local government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services),which could reasonably be expected to result in the revocation, transfer, surrender, suspension of any material Permits of Borrowers or any Subsidiary thereof or otherwise be expected to result in a Material Adverse Effect.

(g)As of the Closing Date, there have been no Regulatory Reporting Events.

Article 4 - AFFIRMATIVE COVENANTS

Each Borrower agrees that:

Section 4.1Financial Statements and Other Reports.  Borrower Representative will deliver to Agent:

(a)as of the date such information is filed with the SEC, but no later than forty-five (45) days after the last day of each of the first three calendar quarter of each calendar year, a company prepared consolidated balance sheet, cash flow and income statement (including year-to-date results) covering Radius Health and its Consolidated Subsidiaries’ consolidated operations during the period, prepared under GAAP (subject to normal year-end adjustments and the absence of footnote disclosures), consistently applied, all in reasonable detail, certified by a Responsible Officer;

(b)[reserved];

(c)as of the date such information is filed with the SEC, but no later than ninety (90) days after the last day of Borrowers’ fiscal year, audited consolidated financial statements of Radius Health and its Consolidated Subsidiaries prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from any of Deloitte LLP, Ernst & Young LLP, PricewaterhouseCoopers, LLP and KPMG LLP (or any successor thereto), or another independent certified public accounting firm reasonably acceptable to Agent in its reasonable discretion;

(d)a prompt written report of any legal actions pending or threatened in writing against any Borrower or any of its Subsidiaries that would reasonably be expected to result in damages or costs to any Borrower or any of its Subsidiaries of Ten Million Dollars ($10,000,000) or more;

(e)[reserved];

(f)promptly (but in any event within ten (10) Business Days of any reasonable request therefor or such longer period to which Agent may agree) such readily available other budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Borrowers, their business and the Collateral as Agent may from time to time reasonably request;

(g)together with the delivery of financial statements pursuant to Section 4.1(a) and (c), a duly completed Compliance Certificate signed by a Responsible Officer;

(h)[reserved];

(i)[reserved];

(j)within forty-five (45) days of the end of each fiscal month, a certificate signed by a Responsible Officer showing monthly cash and cash equivalents of Borrowers, Borrowers and their Consolidated Subsidiaries, the Excluded Foreign Subsidiaries, and Borrower Unrestricted Cash as of the last day of such month;

(k)written notice to Agent promptly, but in any event within five (5) Business Days of a Responsible Officer of a Borrower receiving written notice or otherwise becoming aware of any of the following, in each case, to the extent that such event or action could reasonably be expected to have a Material Adverse Effect:

(i)the marketing or sales of a Product, which is material to Borrowers’ business and which has been approved for marketing and sale, should cease (or be required to cease) or such Product should be withdrawn from the marketplace;

(ii)any material Regulatory Required Permit has been revoked or withdrawn;

(iii)any Governmental Authority, including without limitation the FDA, has commenced any action against a Credit Party or a Subsidiary thereof, (A) to enjoin a Credit Party or a Subsidiary thereof  from conducting their businesses at any facility owned or used by them or (B) to impose any material civil or criminal penalty, injunction, or seizure;

(iv)receipt by a Borrower or any Subsidiary thereof from the FDA a warning letter, Form FDA-483, other correspondence or notice setting forth alleged material violations of laws and regulations enforced by the FDA, or any comparable correspondence from any state or local authority responsible for regulating drug or medical device products and establishments, or any comparable correspondence from any foreign counterpart of the FDA, or any comparable correspondence from any foreign counterpart of any state or local authority with regard to any material Product or the manufacture, processing, packing, or holding thereof;

(v)any significant failures in the manufacturing of any material Product have occurred such that the amount of such Product successfully manufactured in accordance with all specifications thereof and the required payments to be made to any Borrower therefor in any month shall decrease significantly with respect to the quantities of such Product and payments produced in the prior month; or

(vi)any Borrower or any Subsidiary thereof engaging in any Recalls, Market Withdrawals, or other forms of product retrieval from the marketplace of any Products (other than discrete batches or lots that are not material in quantity or amount and are not made in conjunction with a larger recall) (each of the events set forth in clauses (i)-(vi) a “Regulatory Reporting Event”);

(l)promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act; and

(m)promptly, but in any event within five (5) Business Days, after any Responsible Officer of any Borrower obtains knowledge of the occurrence of any event or change (including, without limitation, any notice of any violation of Healthcare Laws) that has resulted or would reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of any such event or change, or specifying the notice given or action taken by such holder or Person and the nature of such event or change, and what action the applicable Credit Party or Subsidiary has taken, is taking or proposes to take with respect thereto.

Documents required to be delivered pursuant to Section 4.1(a) and (c) or Section 4.9(a) below may be delivered electronically and if so delivered shall be deemed to have been delivered to the Agent and each Lender on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.

Section 4.2Payment and Performance of Obligations.  Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which would not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of federal Taxes and material foreign, state and local Taxes (in each case, including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof, except for Taxes subject to a Permitted Contest, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which would not reasonably be expected to have a Material Adverse Effect. For purposes of Section 4.2(c), any foreign, state or local tax, assessment, deposit or contribution, and any return with respect thereto, shall not be considered “material” if it is equal to or less than $750,000 in the aggregate for all taxes; provided that all foreign, state or local tax, assessment, deposit or contribution, and any return with respect thereto shall be considered “material” if the nonpayment thereof or failure to file could be reasonably be expected to have a Material Adverse Effect.

Section 4.3Maintenance of Existence.  Except as expressly permitted pursuant to clause (l) of the definition of Permitted Asset Disposition or Section 5.6(a), each Borrower will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, (a) their respective existence in their jurisdiction of organization and each other jurisdiction in which they are qualified to do business other than any such jurisdiction (other than its jurisdiction of organization) where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect and (b) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.4Maintenance of Property; Insurance.

(a)Each Borrower will keep, and will cause each Subsidiary to keep, in the exercise of its reasonable business judgment, all material property reasonably necessary in its business in good working order and condition, ordinary wear and tear excepted.  If all or any material part of the Collateral useful or necessary in its business becomes damaged or destroyed, each Borrower will, and will cause each Subsidiary to, promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner.

(b)Upon completion of any Permitted Contest, Borrowers shall, and will cause each Subsidiary to, promptly pay the amount due, if any.

(c)The Credit Parties will maintain, and will cause each of their Subsidiaries to maintain insurance policies and coverage with respect to all their property and assets to such extent and covering such risks as is customary for companies in sound financial condition in the same or similar businesses and operations and in the same or similar locations (after giving effect to any self-insurance compatible with such standards). All such insurance policies will be provided by insurance companies that the Borrowers believe (in the Borrowers' reasonable business judgment) are financially sound and reputable at the time the relevant coverage is placed or renewed.

(d)On or prior to the Closing Date, and at all times thereafter, each Borrower will cause Agent to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance reasonably acceptable to Agent.  Borrowers shall deliver to Agent and the Lenders (i) on the Closing Date, a certificate from Borrowers’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower, and (v) at least ten (10) days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required.

(e)In the event any Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral if such Borrower fails to obtain insurance coverage as required by clause (c) above within ten (10) Business Days of receipt of notice from Agent of such failure, except if an Event of Default has occurred and is continuing Agent may purchase insurance pursuant to this Section 4.4(e) without first notifying such Borrower of such failure (but shall endeavor in good faith to provide Borrowers notice of such purchase within two (2) Business Days following such purchase).  This insurance may, but need not, protect such Borrower’s interests.  The coverage purchased by Agent may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral.  Such Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Borrower has obtained insurance as required by this Agreement.  If Agent purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own; provided however, that Agent shall use its Permitted Discretion in selecting any such insurance policies.

Section 4.5Compliance with Laws and Material Contracts.  Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply would not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien (other than a Permitted Lien) upon a material portion of the Collateral in favor of any Governmental Authority.

Section 4.6Inspection of Property, Books and Records.  Each Borrower will keep, and will cause each Subsidiary to keep books and records which accurately reflect in all material respects its business affairs and transactions in accordance with GAAP. Each Credit Party will permit representatives of Agent (and representatives of any Lender who, at such Lender’s own cost, accompany the representatives of Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrowers and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided that excluding any such visits and inspections during the continuation of any Event of Default, (i) such inspections shall be coordinated through Agent so that not more than one (1) such inspections described in this Section 4.6 shall occur in any calendar year and (ii) no more than one (1) such visits during any calendar year shall be at the Borrowers’ reasonable expense. Unless an Event of Default has occurred and is continuing, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Credit Party reasonable prior notice of any such visits and inspections and such visits and inspections shall occur at reasonable times and intervals and during normal working hours.

Section 4.7Use of Proceeds. (a) Borrowers shall use the proceeds of the Term Loans (other than the Tranche 2 Term Loans) solely (i) to convert the Existing Term Loans into Term Loan Tranche 1 Loans as set forth in Section 2.1(a), (ii) for transaction fees incurred in connection with the Financing Documents and the Affiliated Financing Documents, (iii) to redeem, repurchase or otherwise retire for value the 2024 Convertible Notes in accordance with Section 5.5(d)(viii) (and subject to the cap set forth therein), and (iv) for general working capital and corporate purposes in an amount not to exceed $35,000,000; and (b) Borrowers shall use the proceeds of the Term Loan Tranche 2 solely for the purposes set forth in the applicable Notice of Borrowing and agreed to by the Lenders with Term Loan Tranche 2 Commitments.  No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.

Section 4.8Reserved.

Section 4.9Notices of Material Contracts, Litigation and Defaults.

(a)Borrowers shall promptly (but in any event within five (5) Business Days) provide written notice to Agent after any Borrower or Subsidiary receives or delivers any notice of termination or default or similar notice in connection with any Material Contract, which termination or default would reasonably be expected to have a Material Adverse Effect.

(b)Borrowers shall promptly (but in any event within three (3) Business Days) provide written notice to Agent upon obtaining knowledge of (i) any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which would reasonably be expected to have a Material Adverse Effect or which in any manner calls into question the validity or enforceability of any Financing Document, (ii) the existence of any Default or Event of Default, (iii) any strikes or other labor disputes pending or threatened in writing against any Credit Party, (iv) any infringement or claim of infringement by any other Person with respect to any material Intellectual Property rights of any Credit Party that would reasonably be expected to have a Material Adverse Effect, and (v) all returns, recoveries, disputes and claims in respect of Products that involve more than $5,000,000.   Borrowers represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice is required under this Section 4.9(b).

(c)Borrowers shall, and shall cause each Credit Party, to provide such further information (including copies of such documentation) as Agent or any Lender shall reasonably request with respect to any of the events or notices described in clauses (a) and (b) above and any notice given in respect of a Regulatory Reporting Event except to the extent prohibited from doing so by applicable Law.

Section 4.10Hazardous Materials; Remediation.

(a)If any release or disposal of Hazardous Materials in excess of the amounts permitted under Environmental Laws shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply in all material respects with applicable Environmental Laws.  Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply in all material respects with each Environmental Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b)Borrowers will provide Agent within thirty (30) days after written  demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination, in each case, in excess of the amounts permitted under Environmental Laws, and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination in excess of the amounts permitted under Environmental Laws, or the failure to discharge any such assessment would reasonably be expected to have a Material Adverse Effect.

Section 4.11Further Assurances.

(a)Each Borrower will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (other than in respect of Excluded Perfection Assets and subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the Original Closing Date), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Borrowers (other than Excluded Subsidiaries) to become Borrowers or Guarantors, to the extent and within the time periods required by Section 4.11(d).

(b)Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c)[Reserved].

(d)Borrower Representative shall provide Agent with written notice promptly, in any event within five (5) Business Days, upon the formation or creation (or to the extent permitted under this Agreement, acquisition) of a new Subsidiary.  Upon the formation or creation (or to the extent permitted under this Agreement, acquisition) of a new Subsidiary, Borrowers shall, within thirty (30) days thereof, (i) pledge, have pledged or cause or have caused to be pledged to Agent pursuant to a pledge agreement in form and substance satisfactory to Agent, all of the outstanding shares of Equity Interests or other Equity Interests of such new Subsidiary owned directly or indirectly by any Borrower (other than Excluded Property), along with undated stock or equivalent powers for such certificates, executed in blank; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary (other than an Excluded Subsidiary) to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of Agent in order to grant Agent, acting on behalf of the Lenders, a first priority Lien (subject to the Affiliated Intercreditor Agreement and Permitted Liens) on all Material Real Property and personal property (in the case of the perfection of the Liens granted, subject to the Excluded Perfection Assets and Permitted Liens) of such Subsidiary in existence as of such date and in all after acquired property (in each case, other than Excluded Property), which first priority Liens are required to be granted pursuant to this Agreement; (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary (other than an Excluded Subsidiary) to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance reasonably satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv) cause the new Subsidiary (other than an Excluded Subsidiary) to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent (the requirements set forth in clauses (i)-(iv), collectively, the “Joinder Requirements”).

Section 4.12Reserved.

Section 4.13Power of Attorney.  Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following:  (a) after the occurrence and during the continuance of an Event of Default, endorse the name of any Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Borrower and constitute collections on Borrower’s Accounts; (b) so long as Agent has provided not less than five (5) Business Days’ prior written notice to Borrowers to perform the same and Borrowers have failed to take such action, execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Agent under this Agreement; (c) after the occurrence and during the continuance of an Event of Default, take any action Borrowers are required to take under this Agreement; (d) so long as Agent has provided not less than five (5) Business Days’ prior written notice to Borrowers to perform the same and Borrowers have failed to take such action, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) after the occurrence and during the continuance of an Event of Default do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral.  This power of attorney shall be irrevocable and coupled with an interest.

Section 4.14[Reserved].

Section 4.15Schedule Updates.  Borrowers shall, in the event of any information in the Schedule 3.19, Schedule 5.14, Schedule 9.2(b) or Schedule 9.2(d) becoming outdated, inaccurate, incomplete or misleading, deliver to Agent, together with the next Compliance Certificate required to be delivered under this Agreement after such event a proposed update to such Schedule correcting all outdated, inaccurate, incomplete or misleading information.

Section 4.16Intellectual Property and Licensing.

(a)Together with each Compliance Certificate required to be delivered pursuant to Section 4.1, to the extent (A) any Borrower acquires and/or files an application for the registration of any new Registered Intellectual Property, or (B) any Borrower enters into or becomes bound by any License Agreement, or (C) there occurs any other material change in Borrowers’ Registered Intellectual Property, License Agreements from that listed on Schedule 3.19 together with such Compliance Certificate, deliver to Agent an updated Schedule 3.19 reflecting such updated information.

(b)If any Borrower obtains any material Registered Intellectual Property (other than Excluded Property and Excluded Perfection Assets), Borrowers shall notify Agent together with the next Compliance Certificate required to be delivered pursuant to Section 4.1 and execute such documents and provide such other information and take such other actions as Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent (subject to Permitted Liens), for the ratable benefit of Lenders, in such Registered Intellectual Property.

(c)[Reserved].

(d)Borrowers shall own, or be licensed to use or otherwise have the right to use, all Material Intangible Assets.  Borrowers shall cause all Registered Intellectual Property to be duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Borrowers shall at all times conduct its business without infringement of any Intellectual Property rights of others except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Borrowers shall (i) protect, defend and maintain the validity and enforceability of Material Intangible Assets owned by Borrowers and (ii) promptly advise Agent in writing upon obtaining knowledge of material infringements of its Material Intangible Assets, or of a material claim of infringement by Borrowers on the Intellectual Property rights of others, except each in case ((i) – (ii)) where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.  Borrowers shall ensure that any material license or other material agreement with respect to which a Borrower is the licensee does not prohibit or otherwise restrict such Borrower from granting a security interest in such Borrower’s interest in such material license or material agreement without obtaining the Agent’s prior written consent.

Section 4.17Regulatory Covenants

(a)Each Borrower shall have, and shall ensure that it and each of its Subsidiaries has, each material Permit and other material rights from, and have made all material declarations and filings with, all applicable Governmental Authorities necessary to engage in all material respects in the ownership, management and operation of the business or the assets of any Borrower and Borrowers shall take such reasonable actions to ensure that no Governmental Authority has taken action to limit, suspend or revoke any such Permit, in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  Borrowers shall ensure that all such Permits are valid and in full force and effect and Borrowers are in material compliance with the terms and conditions of all such Permits, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)In connection with the development, testing, manufacture, marketing or sale of each and any material Product by any Borrower, each Borrower shall have obtained and comply in all material respects with all material Regulatory Required Permits at all times issued or required to be issued by any Governmental Authority, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Product by such Borrower as such activities are at any such time being conducted by such Borrower, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)Borrowers will timely file or caused to be timely filed (after giving effect to any extension duly obtained), all material notifications, reports, submissions, material Permit renewals and reports required by Healthcare Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.18Securities Subsidiaries.  Borrowers shall and shall cause each Securities Subsidiary to comply with the following requirements at all times:

(a)If at any time following the Closing Date, any Securities Subsidiary ceases to be a “Security Corporation” as defined in 830 Code of Mass. Regulations 63.38B.1, Borrowers shall promptly (but in any event within thirty (30) days) cause such Securities Subsidiary to comply with the Joinder Requirements in Section 4.11(d) as if it were a newly created Subsidiary and not an Excluded Subsidiary.

(b)Borrowers shall not, nor shall it permit any of its Subsidiaries to, make any Investment in or otherwise make any Asset Disposition to any Securities Subsidiary other than Investments of cash and Cash Equivalents specifically permitted pursuant to clause (j) of the definition of Permitted Investments.

(c)No Securities Subsidiary shall have any assets other than its interest in the Deposit Accounts and Securities Accounts and cash and Cash Equivalents held therein from time to time in accordance with the terms of this Agreement.

(d)The Securities Subsidiaries shall not incur any Debt or suffer to exist any Liens in respect of its assets other than Liens permitted pursuant to clause (l) of the definition of Permitted Liens.

(e)Borrowers shall ensure that Agent has received, for the benefit of Lenders, and at all times maintains a first priority perfected security interest in 100% of the Equity Interests of each Securities Subsidiary pursuant to the terms of a pledge agreement in form and substance reasonably satisfactory to Agent.

(f)Except during the post-closing period provided on Schedule 7.4, Borrowers shall not permit, the aggregate amount of cash and Cash Equivalents of all the Securities Subsidiaries to exceed $1,000,000.

Article 5 - NEGATIVE COVENANTS

Each Borrower agrees that:

Section 5.1Debt; Contingent Obligations.

(a)No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt.

(b)No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 5.2Liens.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.  Without limiting the foregoing, no Borrower will, or will permit any Subsidiary to, directly or indirectly enter into or grant any licenses, sublicenses or similar arrangements with respect to its Intellectual Property or Products other than Permitted Licenses.

Section 5.3Distributions.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for Permitted Distributions.

Section 5.4Restrictive Agreements.  No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents, the Affiliated Financing Documents, and any agreements for purchase money debt permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents and the Affiliated Financing Documents) on the ability of any Subsidiary to:  (i) pay or make Distributions to any Borrower or any Subsidiary; (ii) pay any Debt owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary (other than customary provisions in (A) any Convertible Note Documents which prohibit the sale or transfer of all or substantially all of the property of Person to any other Person (other than a sale or transfer by any Subsidiary to a Credit Party) which is not, or does not become, an obligor with respect to the Permitted Convertible Debt evidenced by such Convertible Note Documents and (B) joint venture agreement and other similar agreements that restrict the transfer of ownership interests in such joint ventures or provisions limiting the disposition or distribution of assets or property (other than dividends on a pro rata basis based on ownership percentage) of the applicable joint venture, which limitation is applicable only to the assets of the applicable joint venture that are the subject of such agreements; provided that such agreement was not entered into in contravention of the terms of the Financing Documents).

Section 5.5Payments and Modifications of Subordinated Debt; Permitted Convertible Debt.  No Borrower will, or will permit any Subsidiary to, directly or indirectly:

(a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments (i) made in full compliance with and expressly permitted under the Subordination Agreement or (ii) with the Net Cash Proceeds of other Subordinated Debt;

(b)amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement;

(c)declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments (i) made in full compliance with and expressly permitted under the subordination provisions applicable thereto or (ii) with the Net Cash Proceeds of other Subordinated Debt;

(d)declare, pay, or make any payment or distribution under or in respect of the 2024 Convertible Notes or any other Permitted Convertible Debt except for:

(i)regularly scheduled payments of interest as set forth in the applicable 2024 Convertible Note Documents or any other Convertible Note Documents;

(ii)payment of reasonable and customary fees and expenses incurred in connection with the 2024 Convertible Notes or any Permitted Convertible Debt;

(iii)payments of the initial purchase price for each Swap Contract and Permitted Bond Hedge Transaction; provided that such purchase price less the proceeds received by Radius Health from the sale of any related Permitted Warrant Transaction, does not exceed the Net Cash Proceeds received by Radius Health from the issuance of the Permitted Convertible Debt issued in connection with such Swap Contract and Permitted Bond Hedge Transaction;

(iv)issuance of shares of common stock (and cash in lieu of fractional shares in connection with such issuance) of Radius Health in connection with any conversion, exercise,

repurchase, exchange, redemption, settlement or early termination or cancellation of the 2024 Convertible Notes or any other Permitted Convertible Debt or in connection with any Permitted Warrant Transaction;

(v)the payment by Radius Health of cash in lieu of the issuance of Equity Interests in connection with any conversion of the 2024 Convertible Notes or any other Permitted Convertible Debt (and not as the result of any acceleration or mandatory prepayment of the 2024 Convertible Notes or applicable Permitted Convertible Debt); provided that (A) at least three (3) Business Days prior to the making of any such payment, Radius Health shall have deposited into an escrow account (the “Escrow Account”) for the benefit of Agent and Lenders, at a United States depository institution with an escrow agent reasonably acceptable to Agent and pursuant to an escrow agreement reasonably acceptable to Agent (which escrow agreement, for the avoidance of doubt, shall provide that funds in the Escrow Account shall be used and disbursed solely to satisfy the Obligations in accordance with the terms of the Financing Documents), an amount of unrestricted cash equal to the maximum amount of the Obligations (including all outstanding principal, interest and fees) that would be due and payable if the Termination Date were deemed to occur (as the result of a voluntary termination) on the date such cash payment is to be made, (B) no Default or Event of Default exists at the time such payments are made or would result from the making of such payment, and (C) Agent and Lenders shall be under no obligation make any additional Loans under this Agreement following the date on which any such cash payment in respect of Permitted Convertible Debt is made.  For the avoidance of doubt, nothing in this clause (v) shall limit the provisions of Section 10.1(d);

(vi)the issuance of Permitted Convertible Debt permitted pursuant to this Agreement (and not for the avoidance of doubt any payment of cash or Cash Equivalents) in exchange for 2024 Convertible Notes or other Permitted Convertible Debt;

(vii)the redemption, repurchase or other retirement for value of Permitted Convertible Debt or Future Convertible Notes in an amount not to exceed the Net Cash Proceeds received by Radius Health from the issuance of additional Permitted Convertible Debt in connection with a Permitted Refinancing of the Permitted Convertible Debt or Future Convertible Notes being redeemed; provided that such redemption occurs substantially contemporaneously with Radius Health’s receipt of the applicable Net Cash Proceeds;

(viii)the redemption, repurchase or other retirement for value of 2024 Convertible Notes by the date that is ten (10) Business Days following the Term Loan Tranche 1 Funding Date (the “Required Repurchase Date”) in accordance with the 2024 Convertible Note Repurchase Commitments; provided that (A) such redemption, repurchase or other retirement for value is effected by Borrowers using solely the net cash proceeds of Term Loan Tranche 1 funded on the Term Loan Tranche 1 Funding Date, excluding, for the avoidance of doubt, the Converted Term Loan Tranche 1 Loans (the “Closing Date Funding Amount”), and (B) the aggregate amount paid or deemed paid by or on behalf of the Credit Parties or their Subsidiaries to redeem, repurchase or other retire for value 2024 Convertible Notes pursuant to this clause (viii) does not exceed the Closing Date Funding Amount; or

(ix)the redemption, repurchase or other retirement for value of 2024 Convertible Notes or Future Convertible Notes in an aggregate amount not to exceed $25,000,000 for all such redemptions, repurchases or retirements during the term of this Agreement, provided that, in each case, (A) prior to the making of such redemption, repurchase or other retirement, Borrowers have provided a certificate and such other evidence as Agent may reasonably require demonstrating to Agent’s reasonable satisfaction that Borrowers will have Borrower Unrestricted

Cash in an aggregate amount equal to or greater than $90,000,000 after giving pro forma effect to such redemption, repurchase or other retirement for value, and (B) no Event of Default has occurred and is continuing at the time such redemption, repurchase or other retirement for value occurs or would result therefrom; or

(e)make any payments in respect of Debt incurred pursuant to clause (r) of the definition of Permitted Debt other than payments of regularly scheduled interest and customary and reasonable fees and expenses due in connection with such Debt; provided that no such payments of interest, fees or expenses shall be made if an Event of Default has occurred and is continuing or would result from the making of such payments; or

(f)(i) amend or otherwise modify the terms of any Permitted Convertible Debt (including any Convertible Note Document and each Swap Contract and other material document related to any related Permitted Bond Hedge Transactions and Permitted Warrant Transactions) if the effect of such amendment or modification would result in such Permitted Convertible Debt no longer qualifying as Permitted Convertible Debt or (ii) without limiting clause (i), amend any 2024 Convertible Note Document in manner that would be prohibited by or in contravention of the requirements set forth in clause (b) of the definition of Permitted Convertible Debt.

Section 5.6Consolidations, Mergers and Sales of Assets; Change in Control.  No Borrower will, or will permit any Subsidiary to, directly or indirectly:

(a)consolidate or merge or amalgamate with or into any other Person other than (i) consolidations or mergers among Borrowers so long as (x) in any consolidation or merger involving Radius Health, Radius Health is the surviving entity and (y) in any consolidation or merger involving a Borrower, a Borrower is the surviving entity, (ii) consolidations or mergers among a Guarantor and a Borrower so long as a Borrower is the surviving entity, (iii) consolidations or mergers among Guarantors, (iv) consolidations or mergers among Subsidiaries that are not Credit Parties, (v) consolidations and mergers of any Subsidiary that is not a Credit Party with and into any Borrower or Guarantor so long as such Borrower or Guarantor is the surviving entity, (vi) consolidations or mergers in connection with any Permitted Acquisition so long in any merger or consolidation involving a Borrower or Guarantor, such Borrower or Guarantor, as applicable, is the surviving entity and for any consolidation or merger involving Radius Health, Radius Health is the surviving entity and (vii) dissolutions or liquidations of Excluded Subsidiaries so long as any assets of such dissolved or liquidated Person are transferred to a Credit Party; or

(b)consummate any Asset Dispositions other than Permitted Asset Dispositions.

Section 5.7Purchase of Assets, Investments.  No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) acquire, make or own or enter into any agreement to acquire, make or own any Investment other than Permitted Investments, (b) make any Acquisition other than a Permitted Acquisition, or (c) except as provided in clauses (a) and (b), acquire any assets other than in the Ordinary Course of Business.  Without limiting the foregoing, no Borrower shall, nor will any Borrower permit any Subsidiary to, purchase or carry Margin Stock other than Equity Interests of Radius Health and provided that in no event shall (i) the value Margin Stock held by Credit Parties or their Subsidiaries exceed five percent (5)% of the value of the assets of the Credit Parties, on a consolidated basis, (ii) Credit Parties or any of their Subsidiaries purchase or carry Margin Stock in a manner that would violate Regulation U of the Federal Reserve Board, and (iii) the proceeds from the Loans be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose, in each case, so as to cause any of the Loans to be considered a

“purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board or otherwise in a manner that violates Regulation U issued by the Federal Reserve Board.

Section 5.8Transactions with Affiliates.  Except as otherwise disclosed on Schedule 5.8, and except for transactions which contain terms that are not materially less favorable to the applicable Credit Party or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party, no Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower, except for (i) transactions that are expressly permitted by this Agreement to be conducted between Affiliates, (ii) Permitted Distributions, and (iii) employment, indemnity and severance arrangements between any Credit Party or their Subsidiaries and their officers and managers in the Ordinary Course of Business.

Section 5.9Modification of Organizational Documents.  Without limiting Section 5.5(d), no Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.10[Reserved].

Section 5.11Conduct of Business.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, (a) engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.11 and businesses reasonably related, complementary, incidental, ancillary thereto or any reasonable extensions thereof, or (b) other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts in any material respect (including, without limitation, the amount and timing of finance charges, fees and write-offs).

Section 5.12Reserved.

Section 5.13Limitation on Sale and Leaseback Transactions.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.14Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.

(a)No Borrower will, or will permit any Subsidiary to, directly or indirectly, establish any new Deposit Account or Securities Account without prior written notice to Agent and, unless Agent shall otherwise consent, such Borrower or such Subsidiary and the bank, financial institution or securities intermediary at which the account is to be opened shall enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account.

(b)Borrowers represent and warrant that Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Borrower as of the Closing Date and as of the date on which each Compliance Certificate is delivered.  The provisions of this Section 5.14 requiring Deposit Account Control Agreements or Securities Account Control Agreements shall not apply to Excluded Accounts or the Deposit Accounts or Securities Accounts of Excluded Subsidiaries.

(c)At all times that any Obligations or Affiliated Obligations remain outstanding, Borrowers shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account.

Section 5.15Compliance with Anti-Terrorism Laws.  Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists.  Each Borrower shall immediately notify Agent if such Borrower has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 5.16Change in Accounting.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as permitted by GAAP or (ii) change the fiscal year or method for determining fiscal quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party.

Section 5.17Excluded Subsidiaries.

(a)Borrower shall not, at any time, permit the total amount of cash and Cash Equivalents held by Excluded Foreign Subsidiaries (collectively) to exceed an amount equal to the greater of (i) $10,000,000 and (ii) 5% of Borrower Unrestricted Cash at such time.

(b)No Credit Party shall make any Investment in any Excluded Subsidiary other than Investments of cash and Cash Equivalents permitted to be made pursuant to the definition of “Permitted Investment.”

(c)No Credit Party shall make any Asset Disposition to any Excluded Subsidiary other than a Permitted License entered into in accordance with clause (b) of the definition of Permitted Licenses.

(d)No Borrower will permit any Excluded Subsidiary or any other entity which is not a Credit Party to commingle any of its assets (including any bank accounts, cash or cash equivalents) with the assets of a Credit Party.

(e)Borrowers shall not permit any Excluded Subsidiary or any joint venture entity to own, or have an exclusive license in respect of, any Material Intangible Assets except (i) as otherwise consented to by Agent or (ii) any Permitted License entered into in accordance with clause (b) of the definition of Permitted Licenses.

(f)Borrowers shall not permit any Excluded Subsidiary or any joint venture entity to own or have the right to receive any royalty, milestone, earnout or similar payments in respect of any out-license or otherwise, except in connection with a Permitted Foreign Subsidiary License Transaction.

Section 5.18Inactive Subsidiaries.  Borrowers shall not permit any Inactive Subsidiary to (a) conduct any business operations (including the operations of a holding company), (b) have any cash, Cash Equivalents in excess of $500,000 or other assets (including any licenses or permits) or any liabilities (other than de minimis assets or liabilities as required by applicable Law), (c) own any capital stock of any Credit Party or any other Subsidiary of any Credit Party, or (d) operate any part of Credit Parties’ business.  For the avoidance of doubt, Credit Parties shall not, and shall not permit any Subsidiary to, make any Investment in or make any Asset Disposition to any Inactive Subsidiary other than Investments of cash and Cash Equivalents in an amount not to exceed $500,000 in the aggregate at any time outstanding.

Article 6 - FINANCIAL COVENANTS

Section 6.1Minimum Net Revenue.  Borrowers shall not permit their Net Revenue for any Defined Period, as tested quarterly on the last day of each calendar quarter (each a “Testing Date”), to be less than the minimum amount set forth on Schedule 6.1 for such Testing Date.  A breach of a financial covenant contained in this Section 6.1 shall be deemed to have occurred as of the last day of any specified Defined Period, regardless of when the financial statements reflecting such breach are delivered to Agent.

Section 6.2Minimum Cash.  Borrowers shall not permit Borrower Unrestricted Cash, at any time during the term of this Agreement, to be less than Fifty Million Dollars ($50,000,000).

Section 6.3Evidence of Compliance.  Borrowers shall furnish to Agent, as required by Section 4.1, a Compliance Certificate as evidence of (y) as applicable, of Borrowers’ compliance with the covenants in this Article, and (z) that no Event of Default specified in this Article has occurred.  The Compliance Certificate shall include, without limitation, (a) a statement, in form and substance reasonably satisfactory to Agent, detailing Borrowers’ calculations, and (b) if reasonably requested by Agent, back-up documentation (including, without limitation, bank statements, invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the calculations.

Article 7 - CONDITIONS

Section 7.1Conditions to Closing.  The obligation of each Lender to make the initial Loans on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist (attached hereto as Exhibit F), each in form and substance reasonably satisfactory to Agent, and to the satisfaction of the following conditions precedent:

(a)the receipt by Agent of executed counterparts of this Agreement, the other Financing Documents and the Affiliated Financing Documents

(b)the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(c)the payment of all accrued and outstanding interest in respect of the Existing Term Loans under the Existing Credit Agreement;

(d)since December 31, 2019, the absence of any Material Adverse Effect;

(e)receipt by Agent of a Notice of Borrowing in accordance with Section 2.1(a)(i)(C)(i); and

(f)Agent has received satisfactory confirmation that the redemption, repurchase or other retirement for value of $112,247,000 in aggregate principal amount of the 2024 Convertible Notes by Radius Health will be consummated by the Required Repurchase Date pursuant to binding commitments of certain holders of 2024 Convertible Notes, which commitments are in full force and effect on the Closing Date (the “2024 Convertible Note Repurchase Commitments”).

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 7.2Conditions to the Term Loan Tranche 1 Loans.  The obligation of the Lenders to make the Term Loan Tranche 1 Loans is subject to the satisfaction of the following additional conditions on the Term Loan Tranche 1 Funding Date:

(a)the absence of any fact, event, condition or circumstance which would reasonably be expected to result in or have a Material Adverse Effect;

(b)the payment of the origination fees in accordance with the terms of Section 2.2(f) and all other amounts due and owing by Borrowers on the Term Loan Tranche 1 Funding Date; and

(c)Agent has received evidence reasonably satisfactory to it that all of the 2024 Convertible Note Repurchase Commitments are in full force and effect on the Term Loan Tranche 1 Funding Date.

Section 7.3Conditions to the Term Loan Tranche 2 Loans.  The obligation of the Lenders to make the Term Loan Tranche 2 Loans, is subject to the satisfaction of the following additional conditions:

(a)receipt by Agent of a Notice of Borrowing in accordance with Section 2.1(a)(i)(C)(ii);

(b)[reserved];

(c)[reserved];

(d)[reserved];

(e)the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing;

(f)the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to an earlier date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof;

(g)(A) the Term Loan Tranche 2 Activation Date shall have occurred, and (B) Agent and Lenders have received such documentation and information as Agent or any Lender may reasonably request and such information and documentation shall be satisfactory to Agent and each Lender;

(h)no cash payments have been made in respect of Permitted Convertible Debt pursuant to Section 5.5(d)(v); and

(i)the absence of any fact, event, condition or circumstance which would reasonably be expected to result in or have a Material Adverse Effect.

Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (x) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section, and (y) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

Section 7.4Searches.  Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the receipt of which shall be a condition precedent to all advances of Loan proceeds:  (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

Section 7.5Post-Closing Requirements.  Borrowers shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance satisfactory to Agent.

Article 8 – RESERVED

Article 9 - SECURITY AGREEMENT

Section 9.1Generally.  As security for the payment and performance of the Obligations and without limiting any other grant of a Lien and security interest in any Security Document, Borrowers hereby assign and grant to Agent, for the benefit of itself and Lenders, subject only to the Affiliated Intercreditor Agreement and Permitted Liens, a continuing Lien on and security interest in, upon, and to the property set forth on Schedule 9.1 attached hereto and made a part hereof.

Section 9.2Representations and Warranties and Covenants Relating to Collateral.

(a)The security interest granted pursuant to this Agreement constitutes a valid and, to the extent such security interest is required to be perfected (except in respect of Excluded Perfection Assets) by this Agreement and any other Financing Document, continuing perfected security interest in favor of Agent in all Collateral subject, for the following Collateral, to the occurrence of the following:  (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 9.2(b) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (ii) with respect to any Deposit Accounts (other than Excluded Accounts), the execution of Deposit Account Control Agreements, (iii) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a contractual obligation granting control to Agent over such letter-of-credit rights, (iv) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Agent over such electronic chattel paper, (v) in the case of all certificated stock, debt instruments and investment property, the delivery thereof to Agent of such certificated stock, debt instruments and investment property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank, (vi) in the case of any Collateral in which a security interest may be perfected by the recording of applicable documents with the United States Patent and Trademark Office or United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 15 U.S.C. § 1060 and 17 U.S.C. § 205, respectively, the recording of such applicable documents, and (vii) in the case of all other instruments and tangible chattel paper that are not certificated stock, debt instructions or investment property, the delivery thereof to Agent of such instruments and tangible chattel paper.  Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens.  Except to the extent not required pursuant to the terms of this Agreement (including with respect to any Excluded Perfection Assets), all actions by each Credit Party necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.

(b)Schedule 9.2(b) sets forth (i) each chief executive office and principal place of business of each Borrower and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Borrowers regarding any Collateral or any of Borrowers’ assets, liabilities, business operations or financial condition are kept, which such Schedule 9.2(b) indicates in each case which Borrower(s) have Collateral and/or books located at such address, and, in the case of any such address not owned by one or more of the Borrowers(s), indicates the nature of such location (e.g., leased business location operated by Borrower(s), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(c)Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Borrower as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Borrower to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Borrower and any other Person relating to any such collateral, including any license to which a Borrower is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Borrower or any other Person.

(d)As of the Closing Date, except as set forth on Schedule 9.2(d), no Borrower has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights (other than supporting obligations), commercial tort claims, Instruments (other than Excluded Perfection Assets), documents or investment property (other than Equity Interests in any Subsidiaries of such Borrower disclosed on Schedule 3.4), in each case, constituting Collateral, and Borrowers shall give notice to Agent promptly (but in any event not later than the delivery by Borrowers of the next Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Borrower of Collateral consisting of Chattel Paper, letter of credit rights (other than supporting obligations), commercial tort claims, Instruments, documents or investment property.  Subject to the terms of the Affiliated Intercreditor Agreement, no Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrowers is maintained).

(e)Borrowers shall not, and shall not permit any Credit Party to, take any of the following actions or make any of the following changes unless Borrowers have given at least five (5) Business Days prior written notice to Agent of Borrowers’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral:  (i) change the legal name or organizational identification number of any Borrower as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is; provided that in no event shall a Borrower organized under the laws of the United States or any state thereof be reorganized under the laws of a jurisdiction other than the United States or any State thereof, or (iii) change its chief executive office, principal place of business, or the location of its books and records or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules (other than Collateral that is in transit or out for repair).

(f)Borrowers shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business, made while no Default exists and in amounts which are not material with respect to the Account) without the prior written consent of Agent.  Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to:  (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(g)Without limiting the generality of Sections 9.2(c) and 9.2(e):

(i)Subject to the terms and conditions of the Affiliated Intercreditor Agreement, Borrowers shall deliver to Agent all tangible Chattel Paper and all Instruments and documents (other than any Excluded Perfection Assets) owned by any Borrower and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent.  Borrowers shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper (other than Excluded Perfection Assets) owned by any Borrower and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC.  Borrowers also shall deliver to Agent all security agreements securing any such Chattel Paper (other than Excluded Perfection Assets).  Borrowers will mark conspicuously all such Chattel Paper and all such Instruments and documents (other than Excluded Perfection Assets) with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents.  Borrowers shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Borrowers.

(ii)Borrowers shall deliver to Agent all letters of credit (other than supporting obligations and Excluded Perfection Assets) on which any Borrower is the beneficiary and which give rise to letter of credit rights owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent.  Except with respect to Excluded Perfection Assets, Borrowers shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.

(iii)Borrowers shall promptly advise Agent upon any Borrower becoming aware that it has any interests in any commercial tort claim (other than Excluded Perfection Assets), which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrowers shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(iv)[Reserved].

(v)Borrowers shall cause all material equipment and other material tangible personal property which constitutes Collateral other than Inventory to be maintained and preserved in a similar condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are reasonably necessary or desirable to such end.  Upon request of Agent, Borrowers shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all applicable tangible personal property (other than Excluded Property and Excluded Perfection Assets) and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership.  Borrowers shall not permit any such tangible Personal Property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.

(vi)Each Borrower hereby authorizes Agent to file without the signature of such Borrower one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral.  Each Borrower also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(vii)As of the Closing Date, no Borrower holds, and, after the Closing Date, Borrowers shall promptly notify Agent in writing upon creation or acquisition by any Borrower of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law.  Upon the request of Agent, Borrowers shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law with respect to any such claims in excess of $2,000,000 in the aggregate with respect to all such claims; provided, however, the requirement to comply with the Federal Assignment of Claims Act or any similar statute, shall be limited to the obligation of the applicable Credit Parties to execute and deliver to Agent such forms as necessary to comply with the Federal Assignment of Claims Act or any similar statute (but for the avoidance of doubt, shall not require that such Credit Parties obtain the signatures from any Governmental Authority).

(viii)Borrowers shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

(h)Any obligation of any Credit Party in this Agreement that requires (or any representation or warranty hereunder to the extent that it would have the effect of requiring) delivery of Collateral (including any endorsements related thereto) to, or the possession of Collateral with, Agent shall be deemed to have complied with and satisfied (or, in the case of any representation or warranty hereunder, shall be deemed to be true) if such delivery of Collateral is made to, or such possession of Collateral is with, the Affiliated Financing Agent.

(i)In the event the Elacestrant License Agreement is terminated or all or any portion of the Elacestrant Assets are no longer subject to the Elacestrant License Agreement and the Borrowers retain ownership of the Elacestrant Assets (or any portion thereof), (i) a security interest in the Elacestrant Assets (or such portion thereof) shall simultaneously and automatically be granted in favor of each Agent under Section 9.1 and the Elacestrant Assets (or such portion thereof) shall be included in the Collateral and the Agents’ Liens shall reattach thereto and (ii) the Credit Parties shall promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may be necessary or as either Agent may reasonably request in order to grant and evidence and perfect such security interests.

Article 10 - EVENTS OF DEFAULT

Section 10.1Events of Default.  For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a)(i) any Credit Party shall fail to pay within one (1) Business Day after the same becomes due, any amount of principal of any Loan, (ii) any Credit Party shall fail to pay within three (3) Business Days after the same becomes due, any interest on any Loan, or any premium or fee set forth in Section 2 or in any Fee Letter, (iii) any Credit Party shall fail to pay within ten (10) Business Days after the same becomes due, any other fee or other amount payable hereunder or under any other Financing Document, (iv) there shall occur any default in the performance of or compliance with any of the following sections or articles of this Agreement: Section 4.1, Section 4.2(b), Section 4.4(c), Section 4.7, Section 4.9(b)(ii), Section 4.11(d), Section 4.17, Section 4.18, Article 5, Article 6, or Section 7.5; or (v) there shall occur any default in the performance of or compliance with Section 4.1 of this Agreement and Borrower Representative has not cured such default within five (5) Business Days after receipt written notice from Agent or Required Lenders of such default;

(b)any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within thirty (30) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Borrower or any other Credit Party of such default;

(c)any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d)(i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt  (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or to cause, Debt having an individual principal amount in excess of $5,000,000 or having an aggregate principal amount in excess of $5,000,000 to become or be declared due prior to its stated maturity, or (ii) (A) the occurrence of any breach or default by any Credit Party or any Subsidiary under any terms or provisions of any 2024 Convertible Note Document, any other Convertible Note Document, any Swap Contract and other material document related to any Permitted Bond Hedge Transactions and Permitted Warrant Transactions, or any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or (B) the occurrence of any event requiring (or that would allow the holders thereof to require) the prepayment or mandatory redemption of any 2024 Convertible Note or any other Permitted Convertible Debt, or the early termination of any Swap Contract by the counterparty thereto due to a breach or default by any Credit Party or any Subsidiary (except to the extent such early termination requires only the making by Radius Health of Permitted Distributions), prior to the date which is six (6) months after the Maturity Date;

(e)any Credit Party or any Subsidiary of a Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f)an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Borrower under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;

(g)(i) institution of any steps by any Person to terminate an ERISA Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such ERISA Plan, or could incur a liability or obligation to such ERISA Plan, in excess of $5,000,000, (ii) a contribution failure occurs with respect to any ERISA Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or an event occurs that could reasonably be expected to give rise to a Lien under Section 4068 of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $5,000,000;

(h)one or more judgments or orders for the payment of money (to the extent not paid or fully covered by insurance maintained in accordance with the requirements of this Agreement and as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) aggregating in excess of $5,000,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(i)any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby (other than as a result of any action or inaction of Agent or Required Lenders provided that such action or inaction is not caused by any Credit Party’s failure to comply with the terms of the Financing Documents), subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;

(j)the institution by any Governmental Authority of criminal proceedings against any Credit Party that could reasonably be expected to have a Material Adverse Effect;

(k)an event of default occurs under any Guarantee of any portion of the Obligations;

(l)(i) A final non-appealable judgment, decision, or order is rendered by the U.S. Patent and Trademark Office (including the Patent Trial and Appeal Board), a court or tribunal of competent jurisdiction, or any other applicable U.S. Governmental Authority invalidating all claims of all of the Orange Book Patents, or (ii) a generic or biosimilar version of the Abaloparatide Product is commercially launched in the United States;

(m)Radius Health’s equity securities fail to remain registered with the SEC and listed for trading on the NASDAQ Stock Market;

(n)the occurrence or existence of any Material Adverse Effect;

(o)the voluntary withdrawal or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal of any Abaloparatide Product from the market or to enjoin Borrowers, their Subsidiaries or any representative of Borrowers or their Subsidiaries from manufacturing, marketing, selling or distributing any Abaloparatide Product (other than with respect to batches or lots that are not material in quantity or amount and are not made in conjunction with a larger recall or in connection with any remediation action which is reasonably be expected to be temporary in nature and would not reasonably be expected to have a Material Adverse Effect);

(p)there shall occur any event of default under the Affiliated Financing Documents;

(q)the occurrence of a Change in Control; or

(r)any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any Credit Party party thereto, or any Credit Party shall so assert, in each case, unless such Financing Document terminates pursuant to the terms and conditions thereof without any breach or default thereunder by any Credit Party thereto.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 10.2Acceleration and Suspension or Termination of Term Loan Commitment.  Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Term Loan Commitment and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Term Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Borrower or any other act by Agent or the Lenders, the Term Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 10.3UCC Remedies.

(a)Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law; including, without limitation:

(i)the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii)the right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

(iii)the right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;

(iv)the right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Borrower; and/or

(v)the right to enforce Borrowers’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers, and (ii) the right, in the name of Agent or any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Borrowers’ compliance with applicable Laws.  Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process.  Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers’ affairs, all of which contacts Borrowers hereby irrevocably authorize.

(b)Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrowers.  At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released.  Each Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral.  Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.  Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  Agent may sell the Collateral without giving any warranties as to the Collateral.  Agent may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  If Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c)Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.

(d)Solely for the purpose of enabling Agent to exercise rights and remedies under this Article 10 following the occurrence and during the continuance of an Event of Default, subject to any right of any third parties and/or any agreement between any Borrower and any third party to the extent not granted or entered into in contravention of the terms of this Agreement, Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Borrowers’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit.

Section 10.4Reserved.

Section 10.5Default Rate of Interest.  At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the overdue principal and interest with respect to any Loans shall bear interest at rates that are two percent (2.0%) per annum in excess of the rates otherwise payable under this Agreement; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.

Section 10.6Setoff Rights.  During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.  Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

Section 10.7Application of Proceeds.

(a)Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b)Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.

(c)Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order:  first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 10.8Waivers.

(a)Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives:  (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws.  Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b)Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c)To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Borrowers to comply with all such requirements.  Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents.  Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment.  The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d)Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.

(e)Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral at any time after the occurrence and during the continuance of an Event of Default, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents.  In addition, at any time after the occurrence and during the continuance of an Event of Default, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances:  (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect.  Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f)To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.9Injunctive Relief.  The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein.  However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.  Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief.  By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 10.10Marshalling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that Borrowers make any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

Article 11 - AGENT

Section 11.1Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders.  The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party.  Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents, servicers, trustees, investment managers or employees.

Section 11.2Agent and Affiliates.  Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 11.3Action by Agent.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.

Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4Consultation with Experts.  Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5Liability of Agent.  Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party.  Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.6Indemnification.  Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 11.7Right to Request and Act on Instructions.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required

Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9Collateral Matters.  Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Term Loan Commitment and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been made); or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document or to which the Required Lenders have consented in writing (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of “Permitted Liens” or to which the Required Lenders have consented in writing.  Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will notify each Lender of its receipt of any such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12Assignment by Agent; Resignation of Agent; Successor Agent.

(a)Agent may at any time assign its rights, powers, privileges and duties hereunder to any Eligible Assignee that is (i) another Lender or an Affiliate of Agent or any Approved Fund, or (ii) any Person to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan in accordance with the terms of this Agreement, in each case without the consent of the Lenders or Borrowers.  Following any such assignment, Agent shall endeavor to give notice to the Lenders and shall give notice to Borrowers.  Failure to give such notice shall not affect such assignment in any way or cause the assignment to be ineffective.  An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b)Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent, which successor Agent shall be an Eligible Assignee.  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent which successor Agent shall be an Eligible Assignee; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

(c)Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor.  After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

Section 11.13Payment and Sharing of Payment.

(a)[Reserved].

(b) Term Loan Payments.  Payments of principal, interest and fees in respect of the Term Loans will be settled on the date of receipt if received by Agent on the last Business Day of a month or on the Business Day immediately following the date of receipt if received on any day other than the last Business Day of a month; provided, however, that, in the case such Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.

(c)Return of Payments.

(i)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)Defaulted Lenders.  The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(e)Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation).  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Section 11.14Right to Perform, Preserve and Protect.  If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense.  Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its Permitted Discretion, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations.  Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14.  Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Section 11.15Additional Titled Agents.  Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional

Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents.  Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender.  At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 11.16Amendments and Waivers.

(a)No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b)In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i)if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or

(ii)if the rights or duties of Agent are affected thereby, by Agent;

provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(a)(ii)) of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral, release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, or consent to a transfer of any of the Intellectual Property, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b);  (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Term Loan Commitment, Term Loan Tranche 1 Commitments, Term Loan Tranche 2 Commitments, Term Loan Commitment Amount, Term Loan Tranche 1 Commitment Amount, Term Loan Tranche 2 Commitment Amount, Term Loan Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.

Section 11.17Assignments and Participations.

(a)Assignments.

(i)Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder.  Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above.  Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii)From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1).  Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender).  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii)Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount (and stated interest) of the Loan owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in such Register shall be conclusive, absent manifest error, and Borrowers, Agent and Lenders shall treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time upon reasonable prior notice to Agent. Each Lender that sells a participation shall, acting solely for this  purpose as an agent of the Borrowers maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Obligations (each, a “Participant Register”). The entries in the Participant Registers shall be conclusive, absent manifest error, and each Lender shall treat such Person whose name is recorded therein as the owner of such participation for all purposes of this Agreement. Each Participant Register shall be available for inspection by the Borrowers and Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including any Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the Code and United States Treasury regulations, including without limitation Section 5f.103-1(c) of the United States Treasury regulations.  For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(iv)Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v)Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”).  At any time when Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a).  Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service.  With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service.  Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b)Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons (other than any Borrower or any Borrower’s Affiliates and, so long as no Specified Event of Default has occurred and is continuing, any Disqualified Institution) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(c)Replacement of Lenders.  Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(h), which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a) through (h), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender.  In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) through (h), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment.  In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Borrowers, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a).  Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

(d)Credit Party Assignments.  No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 11.18Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist.  So long as Agent has not waived the conditions to the funding of Loans set forth in Section 7.2 or Section 2.1, any Lender may deliver a notice to Agent stating that such Lender shall not fund any tranche of the Term Loan due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2 or Section 2.1, and specifying any such non-satisfied conditions.  Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender.  Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Term Loans outstanding in excess of Zero Dollars ($0); provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a)For purposes of determining the Pro Rata Share of each Lender under clause (a) of the definition of such term, each Non-Funding Lender shall be deemed to have a Term Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.

(b)Except as provided in clause (a) above, the Term Loan Commitment Amount of each Non-Funding Lender shall be deemed to be Zero Dollars ($0).

(c) The Term Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Term Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate principal amount outstanding under the Term Loans of all Non-Funding Lenders as of such date.

Article 12 - MISCELLANEOUS

Section 12.1Survival.  All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents.  The provisions of Section 2.10 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 12.2No Waivers.  No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.  Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3Notices.

(a)All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission, electronic mail or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof or with respect to any Lender at such address, facsimile number or e-mail address provided by such Lender to Agent in writing (and in the case of any such Lender who becomes a Lender after the date hereof, in an assignment agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b) and (c).  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 12.3(a).

(b)Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication.  Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c)Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 12.4Severability.  In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5Headings.  Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.6Confidentiality.  Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services (it being understood that such Persons to whom such disclosure is made will be informed of the confidential nature of such information and be instructed to keep such information confidential), (ii) to prospective transferees or purchasers of any interest in the Loans, Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person to the extent such examiners, auditors or investigators have been instructed to or are otherwise obligated to maintain such information as confidential, and (v) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” means (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.  Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either:  (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information.  The obligations of Agent and Lenders under this Section 12.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Section 12.7Waiver of Consequential and Other Damages.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.8GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a)THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED in the State of New York in the City of New York, Borough of Manhattan, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 12.9WAIVER OF JURY TRIAL.   EACH BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH BORROWER, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 12.10Publication; Advertisement.

(a)Publication.  No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure to the extent permitted to do so, (ii) with MCF’s prior written consent or (iii) to the extent required to be filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.

(b)Advertisement.  Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication.  In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.

Section 12.11Counterparts; Integration.  This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto.  This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 12.12No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.13Lender Approvals.  Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 12.14Expenses; Indemnity

(a)Except with respect to Taxes (Indemnified Taxes, Other Taxes and Excluded Taxes), which shall be governed exclusively by Section 2.8, Borrowers hereby agree to promptly following a written demand therefor pay (i) all reasonable and documented out-of-pocket costs and expenses of Agent (but limited, in the case of legal fees and expenses, to the reasonable, documented and out-of-pocket fees, costs and expenses of one (1) primary external counsel to the Agent and the Lenders collectively (and, to the extent reasonably necessary, one (1) local external counsel to such Persons collectively in each relevant jurisdiction, one (1) regulatory counsel, and in the case of an actual or perceived conflict of interest)) retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv)  excluding, for the avoidance of doubt, any costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all costs and expenses incurred by Agent and Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto.

(b)Each Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented out-of-pocket fees and disbursements of a single primary external counsel, one (1) local counsel in each relevant jurisdiction, and one (1) regulatory counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by any Borrower, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that Borrowers shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrowers shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

(c)Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 12.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO PARTY TO ANY FINANCING DOCUMENT SHALL BE RESPONSIBLE OR

LIABLE TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 12.15RESERVED.

Section 12.16Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 12.17Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.

Section 12.18USA PATRIOT Act Notification.  Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrowers and such other information that will allow Agent or such Lender, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act.

Section 12.19Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 12.20Cross Default and Cross Collateralization.

(a)Cross-Default.  As stated under Section 10.1 hereof, an Event of Default under any of the Affiliated Financing Documents shall be an Event of Default under this Agreement.  In addition, a Default or Event of Default under any of the Financing Documents shall be a Default under the Affiliated Financing Documents.

(b)Cross Collateralization.  Borrowers acknowledge and agree that the Collateral securing this Loan, also secures the Affiliated Obligations.

(c)Consent.  Each Borrower authorizes Agent, without giving notice to any Borrower or obtaining the consent of any Borrower and without affecting the liability of any Borrower for the Affiliated Obligations directly incurred by the Borrowers, from time to time to:

(i)compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Affiliated Obligations; grant other indulgences to any Borrowers in respect thereof; or modify in any manner any documents relating to the Affiliated Obligations;

(ii)declare all Affiliated Obligations due and payable upon the occurrence and during the continuance of an Event of Default;

(iii)take and hold security for the performance of the Affiliated Obligations of any Borrowers and exchange, enforce, waive and release any such security;

(iv)apply and reapply such security and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine;

(v)release, surrender or exchange any deposits or other property securing the Affiliated Obligations or on which Agent at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Affiliated Obligations of any Borrowers; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Affiliated Obligations or release, surrender or exchange any deposits or other property of any such Person;

(vi)apply payments received by Lender from Borrowers to any Obligations or Affiliated Obligations, as permitted in accordance with the terms of this Agreement and in such order as Lender shall determine, in its sole discretion; and

(vii)assign the Affiliated Financing Documents in whole or in part in accordance with the terms thereof.

Section 12.21Existing Agreements Superseded; Exhibits and Schedules.

(a)Subject to Section 12.22, the Existing Credit Agreement, including the schedules thereto, is superseded by this Agreement, including the schedules hereto, which has been executed as an amendment, restatement and modification of, but not in novation or extinguishment of, the obligations under the Existing Credit Agreement.  It is the express intention of the parties hereto to reaffirm the indebtedness and other obligations outstanding under the Existing Credit Agreement.  Any and all outstanding amounts under the Existing Credit Agreement including, but not limited to principal, accrued interest, fees (except as otherwise provided herein) and other charges, as of the Closing Date, shall be carried over and deemed outstanding under this Agreement, including as specifically set forth in Section 2.1.

(b)Each Credit Party and Agent reaffirms its obligations under each of the other Financing Documents to which it is a party, including but not limited to the Security Documents and the schedules thereto.

(c)Each Credit Party acknowledges and confirms that (i) the Liens and security interests granted pursuant to the Financing Documents secure the indebtedness, liabilities and obligations of the Borrowers and the other Credit Parties to Agent and the Lenders under the Existing Credit Agreement, as amended and restated hereby, and that the term "Obligations" as used in the Financing Documents (or any other term used therein to describe or refer to the indebtedness, liabilities and obligations of the Borrowers to Agent and the Lenders) includes, without limitation, the indebtedness, liabilities and obligations of the Borrowers under this Agreement, as the same further may be amended, restated, supplemented and/or modified from time to time, and the Notes to be delivered hereunder, if any, and under the Existing Credit Agreement, as amended and restated hereby, and (ii) the grants of Liens under and pursuant to the Financing Documents shall continue unaltered, and each other Financing Document shall continue in full force and effect in accordance with its terms unless otherwise amended by the parties thereto, and the parties hereto hereby ratify and confirm the terms thereof as being in full force and effect and unaltered by this Agreement and all references in the any of the Financing Documents to the "Credit Agreement" shall be deemed to refer to this Second Amended and Restated Credit Agreement.

(d)Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or the other Financing Documents.  Nothing in this Agreement shall be construed as a release or other discharge of any Borrower or any other Credit Party from its obligations and liabilities under the Existing Credit Agreement or the other Financing Documents.  On the Closing Date, any and all references in any other Financing Documents to the Existing Credit Agreement shall be deemed to be amended to refer to this Agreement.

Section 12.22Failure of the Term Loan Tranche 1 Funding to Occur.   In the event that the Term Loan Tranche 1 Loans are not funded on the Term Loan Tranche 1 Funding Date for any reason (including due to a failure of Borrower to satisfy the conditions set forth in Section 7.2), on such date, (a) this Agreement and all other agreements, fee letters, certificates, opinions, and other documents executed or delivered in connection with this Agreement shall cease to be of any force and effect and shall immediately be null and void; (b) the Existing Credit Agreement and all other documents agreements, fee letters, certificates, opinions, and other documents executed or delivered in connection therewith (including all the Financing Documents (as defined in the Existing Credit Agreement)) and all of the parties rights and obligations thereunder shall be deemed to be reinstated and effective in accordance with their terms as they existed immediately prior to the Closing Date and shall not be deemed amended, restated, supplemented or otherwise modified by the terms of this Agreement or any agreements, fee letters, certificates, opinions, and other documents executed or delivered in connection herewith; and (c) Converted Term Loan Tranche

1 Loans shall be deemed to be reinstated as Term Loans (under and as defined in the Existing Credit Agreement) in like amount as of such date.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

(Signature Page to Credit and Security Agreement)

IN WITNESS WHEREOF, intending to be legally bound, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

BORROWERS:	RADIUS HEALTH, INC. RADIUS PHARMACEUTICALS, INC. RADIUS HEALTH VENTURES, INC. By: /s/ G. Kelly Martin Name: G. Kelly Martin Title: President and Chief Executive Officer
Address: 22 Boston Wharf Road, 7th Floor Boston, MA 02210 Attn: James G. Chopas E-Mail: notices@radiuspharm.com

(Signature Page to Credit and Security Agreement)

AGENT:

MIDCAP FINANCIAL TRUST

By:    Apollo Capital Management, L.P.,

its investment manager

By:    Apollo Capital Management GP, LLC,

its general partner

By: /s/ Maurice Amsellem

Name: Maurice Amsellem

Title:   Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn:  Account Manager for Radius transaction
Facsimile:  301-941-1450

E-mail:  notices@midcapfinancial.com

with a copy to:

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn:  General Counsel
Facsimile:  301-941-1450

E-mail:  legalnotices@midcapfinancial.com

Payment Account Designation: SunTrust Bank, N.A. ABA #: 061000104 Account Name: MidCap Financial Trust – Collections Account #: 1000113400435 Attention: Radius Facility

(Signature Page to Credit and Security Agreement)

LENDER:

MIDCAP FINANCIAL TRUST

By:    Apollo Capital Management, L.P.,

its investment manager

By:    Apollo Capital Management GP, LLC,

its general partner

By: /s/ Maurice Amsellem

Name: Maurice Amsellem

Title:   Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn:  Account Manager for Radius transaction
Facsimile:  301-941-1450

E-mail:  notices@midcapfinancial.com

with a copy to:

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 200
Bethesda, Maryland 20814
Attn:  General Counsel
Facsimile:  301-941-1450

E-mail:  legalnotices@midcapfinancial.com

(Signature Page to Credit and Security Agreement)

LENDER:

APOLLO INVESTMENT CORPORATION

By: Apollo Investment Management, L.P., as Advisor

By: ACC Management, LLC, as its General Partner

By: /s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

Address:

Apollo Investment Corporation
9 West 57th Street, 37th Floor
New York, New York 10019
Attn: Howard Widra
E-mail: hwidra@apolloLP.com

with a copy to:

Apollo Investment Corporation
730 Fifth Avenue, 11th Floor
New York, New York 10019
Attn: Sheriff Ibrahim, Jonathan Krain
Facsimile: 602-680-4108
E-mail: RealEstateOps@apolloLP.com,
16026804108@tls.ldsprod.com

(Signature Page to Credit and Security Agreement)

LENDERS:	ELM 2020-3 TRUST By: MidCap Financial Services Capital Management, LLC, as Servicer By: /s/ John O’Dea Name: John O’Dea Title: Authorized Signatory

LENDERS:	ELM 2020-4 TRUST By: MidCap Financial Services Capital Management, LLC, as Servicer By: /s/ John O’Dea Name: John O’Dea Title: Authorized Signatory

(Signature Page to Credit and Security Agreement)

LENDER:

MIDCAP FUNDING V TRUST

By: Apollo Capital Management, L.P., its investment manager

By:  Apollo Capital Management GP, LLC, its general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

(Signature Page to Credit and Security Agreement)

LENDER:

MIDCAP FUNDING VI TRUST

By: Apollo Capital Management, L.P., its investment manager

By:  Apollo Capital Management GP, LLC, its general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

(Signature Page to Credit and Security Agreement)

LENDER:

MIDCAP FUNDING H TRUST

By: Apollo Capital Management, L.P., its investment manager

By:  Apollo Capital Management GP, LLC, its general partner

By: /s/ Maurice Amsellem
Name: Maurice Amsellem
Title: Authorized Signatory

(Signature Page to Credit and Security Agreement)

ATHORA LUX INVEST, a reserved alternative investment fund in the form of a Luxembourg special limited partnership (société en commandite spéciale), acting in respect of its compartment, Athora Lux Invest -Loan Origination, acting through its managing general partner Athora Lux Invest Management and represented by its delegate portfolio manager, Apollo Management International LLP, By: Apollo Management International LLP, its portfolio manager

By:	/s/ Sundip Kalley
Name:	Sundip Kalley
Title:	Authorised signatory

(Signature Page to Credit and Security Agreement)

APOLLO TACTICAL VALUE SPN INVESTMENTS, L.P.

By: Apollo Tactical Value SPN Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

(Signature Page to Credit and Security Agreement)

APOLLO DEBT SOLUTIONS BDC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Trustee

(Signature Page to Credit and Security Agreement)

APOLLO CENTRE STREET PARTNERSHIP, L.P.

By: Apollo Centre Street Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

(Signature Page to Credit and Security Agreement)

APOLLO MOULTRIE CREDIT FUND, L.P.

By: Apollo Moultrie Credit Fund Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

(Signature Page to Credit and Security Agreement)

APOLLO LINCOLN FIXED INCOME FUND, L.P.

By: Apollo Lincoln Fixed Income Management, LLC, its investment manager

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A	Commitment Annex

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Compliance Certificate
Exhibit C	[Reserved]
Exhibit D	Form of Notice of Borrowing
Exhibit E-1	Form of U.S. Tax Compliance Certificate
Exhibit E-2	Form of U.S. Tax Compliance Certificate
Exhibit E-3	Form of U.S. Tax Compliance Certificate
Exhibit E-4	Form of U.S. Tax Compliance Certificate
Exhibit F	Closing Checklist
Exhibit G	Assignment Agreement

SCHEDULES

Schedule 2.1	Scheduled Principal Payments for Term Loan
Schedule 3.1	Existence, Organizational ID Numbers, Foreign Qualification, Prior Names
Schedule 3.4	Capitalization
Schedule 3.6	Litigation
Schedule 3.18	Environmental Compliance
Schedule 3.19	Intellectual Property
Schedule 4.9	Litigation, Governmental Proceedings and Other Notice Events
Schedule 4.17	Products
Schedule 5.1	Debt; Contingent Obligations
Schedule 5.2	Liens
Schedule 5.7	Permitted Investments
Schedule 5.8	Affiliate Transactions
Schedule 5.11	Business Description
Schedule 5.14	Deposit Accounts and Securities Accounts
Schedule 6.1	Minimum Net Revenue
Schedule 7.4	Post-Closing Obligations
Schedule 9.1	Collateral
Schedule 9.2(b)	Location of Collateral
Schedule 9.2(d)	Chattel Paper, Letter of Credit Rights, Commercial Tort Claims, Instruments, Documents, Investment Property